As filed with the Securities and Exchange Commission on May 25, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSTER PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	3670	81-1736095
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Gateway Blvd., Suite 900

South San Francisco, CA 94080

(415) 330-3479

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Noel Lee

601 Gateway Blvd., Suite 900

South San Francisco, CA 94080

(415) 330-3479

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jay Kaplowitz, Esq. Huan Lou, Esq.
Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
MMNY Tokens	$300,000,000.00	37,350.00

Common Stock	$-	-
Total	$300,000,000.00	37,350.00

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 25, 2018

Up to 300,000,000 Monster Money Tokens (“MMNY Tokens”)

and

75,000,000 shares of Common stock.

Monster Products, Inc. (the “Company” or “we”) is offering up to three hundred million (300,000,000) of its Monster Money Tokens (“MMNY” or “Tokens”) for gross proceeds of $300,000,000 (the “Maximum Offering Amount”) before deduction of commissions, if applicable, and offering expenses. There is no minimum offering amount required as a condition to closing in this offering, and as a result, the actual public offering amount, any placement agent fees, if applicable, and net proceeds to us are not presently determinable and may be substantially less than the total Maximum Offering Amount. This offering will terminate the earlier of (i) one year from the date when this registration statement is declared effective (the “Effective Date”); (ii) the date on which the Offering is fully subscribed, or (iii) the earlier date that we decide to terminate the Offering in our sole discretion. In either event, the Offering may be closed without further notice to you. Any and all funds for the Tokens purchased in the Offering will be transmitted directly to the escrow account and released to us upon termination of this Offering for the purposes as described in the section titled “Use of Proceeds” on page 23 of this registration statement.

Neither our MMNY nor our common stock is traded or quoted on any stock market in the United States. We intend to apply to have our shares of Common Stock quoted on an exchange or market. No assurance can be given that our application for such trading or quotation will be approved in a timely manner or at all. Currently, no public market exists for our Monster Money Tokens. We plan to apply to have the MMNY Tokens traded on an exchange for cryptocurrencies; however, we cannot assure you that MMNY Tokens will be traded on such exchange in a timely manner or at all. The holders of the Tokens may convert all or part of their Tokens to Common Stock of the Company at a ratio of four Tokens to one share of Common Stock in the event that (i) our Tokens shall not have become publicly tradable on June 30, 2020 or (ii) our Tokens shall have ceased trading publicly due to certain governmental enforcement actions on June 30, 2020.

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the Tokens directly to the public with no commission or other remuneration payable to them for any Tokens that are sold by them. Our officers and directors will sell the Tokens and intend to offer them to friends, family members, and business acquaintances. In offering the Tokens on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Our officers, directors, control persons and affiliates may purchase Tokens in this offering.

We may also engage registered broker-dealers to offer and sell the Tokens (each a “Selling Agent” and collectively, the “Selling Agents”). We may pay any such registered persons who make such sales a commission of up to eight percent (8%) of the aggregate purchase price of the MMNY Tokens sold by such Selling Agent in this Offering. However, we have not entered into any underwriting or agent agreement, arrangement or understanding for the sale of the Tokens being offered pursuant to this prospectus. This Offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreements to prospective investors. Any Placement Agent engaged by us for this Offering would only be compensated based on the aggregate purchase price of the Tokens sold by such Selling Agent in this Offering. In the event that Selling Agents were to sell the Maximum Offering Amount we would pay them a total of $24,000,000, a certain number of MMNY Tokens in the equivalent value, or a combination of the Tokens and cash in the equivalent value.

Our business and an investment in our Tokens involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that you should consider before investing in our Tokens.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reports requirements. Please read the disclosures beginning on page 1 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Tokens or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2018

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and any Selling Agents are not making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes contained elsewhere in this prospectus. References in this prospectus to “we,” “us,” “our” and similar words refer to the Company and its wholly-owned subsidiaries (defined below).

Overview

Monster, Inc. (formerly known as Monster Cable Products, Inc.) was founded by Mr. Noel Lee in 1978 and is headquartered in South San Francisco, California. Monster Products, Inc. together with approximately ten of its affiliates and subsidiaries created and established the Monster’s brand as end-to-end high-quality audio solutions for consumer and professional use. Starting at the “electrical outlets,” we deliver surge protectors, high quality cables to carry audio signals, and headphones and speakers to deliver high quality sound featuring Pure Monster Sound Technology. We have a portfolio of over 500 patents and trademarks in the United States and internationally. We offer over 5,000 different products in over 160 countries worldwide. Monster has historically sold the majority of its products through retail distribution with limited online sales.

We currently offer five primary categories of consumer products, which are cables, headphones, speakers, power and other mobile phone accessories and add-ons, such as portable chargers, cables and screen cleaning spray. Monster’s sales of its products grew steadily in the past 25 years and exponentially with the introduction of Beats headphones from 2007 to 2012. In 2012, Monster and Beats terminated their relationship, which dramatically interrupted Monster’s product lines and strategies. After the departure of Beats, the management of Monster indicated that it has expanded its product mix to include several headphone lines, a High-Definition Multimedia Interface (“HDMI”) cable and a home audio service line named “SoundStage.”

Monster’s current business strategy is shifting focus away from simply building its product range to pursuing alternative retail platforms and implementing new marketing campaigns. Over the next five years, Monster’s business strategy is to revitalize relationships with the Company’s existing retail relationships as well as target expansion into new retail venues. The Company is developing relationships with a number of world renowned fortune 500 companies.

We plan to integrate the Ethereum blockchain technology to our E-commerce website to create the new ecosystem, namely Monster Money Network where consumers may use either MMNY Tokens or fiat currencies to purchase Monster products and services. As we develop Monster Money Network and our backend systems, we intend to utilize the blockchain technology to our marketing, accounting and audit, internal control and shipping management functions. We believe the blockchain innovation will bring disruptive advancement to our E-commerce and business operation systems.

Reverse Acquisition

On February 13, 2018, the Company, formerly known as Atlantic Acquisition, Inc. (“AA”), a Nevada corporation, Monster, LLC, a Nevada limited liability company and Monster, Inc., a California corporation and each shareholder and member of Monster, Inc. and Monster, LLC, as applicable, entered into a Share Exchange Agreement (the “Share Exchange Agreement”).

The closing for the Share Exchange Agreement occurred on April 12, 2018 (the “Closing Date”). On the closing for the Share Exchange Agreement, each stockholder and member of Monster, Inc. and Monster, LLC sold and conveyed all of the shares he or she owned in Monster, Inc. and Monster, LLC to the Company, which interest constituted 100% of all of the issued and outstanding ownership interests in both of such Monster entities. In consideration for the acquisition of all of the equity interest in Monster, LLC and Monster, Inc., the Company issued 300,000,000 shares of its common stock to the stockholders and members of Monster, LLC and Monster, Inc., pro rata in the respective amounts set forth in the Share Exchange Agreement and an aggregate of 5,000,000 shares held by one of the Company’s insiders was cancelled.

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At December 31, 2017, the Company had collateralized notes payable to shareholders totaling approximately $100.5 million. On April 12, 2018, the two noteholders under common control of Mr. Noel Lee, our CEO and chairman, converted approximately $92,573,824 of the notes owed by Monster, LLC to 10,007,981 shares of Series A Convertible Preferred Stock of the Company, the certificate of designation of which is incorporated by reference and was filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2018 in a current report on Form 8-k.

On May 7, 2018, the Company filed a Certificate of Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of the State of Nevada. Pursuant to the Certificate of Amendment, among other things, the Company changed its name from Atlantic Acquisition Inc. to Monster Products, Inc. and increased its authorized shares of common stock from 400,000,000 to 800,000,000, par value $0.001 per share. The Certificate of Amendment became effective on May 7, 2018. Reference is made to Form 8-K filed with the SEC on May 8, 2018.

Monster Money Network

The Company intends to implement blockchain technology onto its E-commerce platform worldwide, which will be driven by Monster Money Tokens. The Company’s blockchain-based E-commerce ecosystem is named as “Monster Money Network.” As Monster further develops Monster Money Network and its blockchain technology, it contemplates to utilizing the blockchain technology for payment processing, market analysis, accounting, audit & payroll services, inventory management and shipping operation.

Eventually Monster hopes to use its influence, scale and global connections along with blockchain technology to bring a number of E-commerce platforms onto Monster Money Network where transactions will be processed and completed instantly with low or no transaction costs.

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Summary of the Offering

The following is a summary of the principal terms of this Offering, but is not intended to be complete:

Issuer	Monster Products, Inc.

Securities offered	Monster Money Tokens (“MMNY”, or “MMNY Tokens”)

Amount of this Offering	Up to 300,000,000 MMNY Tokens

Offering Price

$1.00 per MMNY Token; up to an aggregate of $300,000,000 (the “Maximum Offering Amount”) for this Offering. There is no minimum offering amount required as a condition to close this Offering and as a result the actual amount raised in this Offering may be significantly less than the Maximum Offering Amount.

MMNY Token to Common Stock Conversion

In the event of the ICO Failure as defined below, each investor of MMNY Tokens shall have the right to convert his or her MMNY Tokens purchased pursuant to this Prospectus into the Company’s Common Stock registered herein at a conversion rate (the “Conversion Rate”) of four (4) MMNY Tokens to one (1) share of the Company’s Common Stock.

The “ICO Failure” means that i) MMNY Tokens shall not have been traded on a cryptocurrency exchange or a U.S. stock exchange, including the OTC Markets, by June 30, 2020 because either this registration statement is not declared effective by the SEC or MMNY Tokens are not approved for trading on any such exchange market; or ii) MMNY Tokens shall have ceased trading on or before June 30, 2020 due to legal or administrative enforcement actions by the SEC, the Commodity Futures Trading Commission (the “CFTC”), or any other government authorities.

“ICO” means the Initial Coin Offering of the Company’s MMNY Tokens.

Common Stock Outstanding Before and After this Offering	317,150,001 shares of the Company’s common stock

MMNY Tokens Outstanding Before this Offering	0 MMNY Tokens

Maximum Amount of MMNY Tokens Outstanding After this Offering	300,000,000 MMNY Tokens. There is no minimum offering amount required as a condition to close this Offering and as a result the actual amount of MMNY Tokens issued and outstanding after this Offering may be significantly less than the maximum amount MMNY Tokens listed herein.

Commencement of this Offering	We expect to commence the sale of MMNY Tokens within two days following the declaration of effective of our Registration Statement by the SEC (the “Effective Date”).

Termination of this Offering	This Offering will terminate on the earlier of (i) one year from the Effective Date; (ii) the date on which the Maximum Offering Amount is sold, or (iii) the date that the Offering is earlier terminated by us, in our sole discretion.

Description of Monster Money Tokens	Monster Money Tokens are the currency to be used on Monster Money Network to purchase Monster products or pay for services. Holders of Monster Money Tokens are not entitled to vote as shareholders of the Company.

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Plan of Distribution

The Offering is being conducted by our officers and directors on a best efforts basis up to the Maximum Offering Amount.

Our officers and directors will not receive any direct compensation for sales of our MMNY Tokens. However, we reserve the right to engage broker-dealers registered under Section 15 of the Exchange Act (“Selling Agents”), and who are FINRA members to participate in the offer and sale of MMNY Tokens and to pay to such Selling Agents, if any, cash or Token commissions of up to 8% of the gross proceeds from the sales of MMNY Tokens placed by such Selling Agents. Our directors, officers, employees and affiliates (as defined in the Securities Act) may, but have no obligation to, purchase MMNY Tokens in the Offering and all proceeds from the sale of such Tokens shall be counted toward the Maximum Offering Amount.

We reserve the right to reject a subscription to purchase our MMNY Tokens, in whole or in part in our sole discretion. If a subscription is so rejected, in whole or in part, we will direct the Escrow Agent to promptly return the funds submitted with such rejected subscription, or the rejected portion thereof, to the investor without interest thereon or deduction therefrom.

Escrow Account	All investor funds in the form of U.S. dollars and Ethers will be deposited in non-interest-bearing escrow accounts (the “Escrow Accounts”) held by [·], as escrow agent, for the benefit of the investors. The funds raised in this Offering will be released to the Company upon Termination of this Offering.

Selling Agents (if any)	In the event that we engage a Selling Agent we may agree to pay such Selling Agent cash or Token commissions of up to 8% of the gross proceeds from the sales of MMNY Tokens placed by such Selling Agents

Use of Proceeds	We intend to use the net proceeds of this Offering for the research and development of Monster Money Network, an E-commerce platform for Monster products, marketing Monster products and Monster Money Network, establishing partnerships with our strategic partners, and general working capital. See page 23 “Use of Proceeds” for more information.

Proposed Trading	We intend to file an application to have MMNY Tokens traded on a cryptocurrency exchange at such time as determined by the management of the Company after the Effective Date.

Subscription Procedures	Investors interested in subscribing for Monster Money Tokens in this Offering must complete and deliver to the Company a completed subscription agreement to the address provided in the subscription agreement. Within one business day of receipt of the subscription agreement, the Company will inform the investor that it has accepted the subscription and within three business days of the Company’s notification of this acceptance, the investor should deliver the purchase price in the amount of $1.00 per Token in immediately available funds in the form of U.S. Dollars or Ethers. Investors paying in U.S. Dollars shall transfer the funds by wire using the wire transfer instructions provided in the subscription agreement and investors paying Ethers shall transfer the funds to the address of the Escrow Agent’s wallet, which is provided in the subscription agreement. Promptly following the receipt of subscription proceeds from the investor, the Company will deliver to the investor the MMNY Tokens purchased by such investor. All funds for subscriptions in the offering will be transmitted to the Company’s bank account for immediate use by the Company upon release by the Escrow Agent pursuant to the subscription agreement and escrow agreement. As a result upon execution of the subscription agreement by the subscriber and acceptance by the Company, such subscription is irrevocable.

Risk factors	See “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our Tokens.

Unless we indicate otherwise, all information in this prospectus is based on 317,150,001 shares of common stock issued and outstanding and 10,007,981 shares of Series A Preferred Stock issued and outstanding as of May 25, 2018.

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Summary Consolidated Financial Data

The following summary consolidated statements of operations for the years ended December 31, 2017 and December 31, 2016, and summary consolidated balance sheet as of December 31, 2017 and December 31, 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary of Financial Information section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	2017	2016

Assets
Total current assets	68,713,916	77,515,105
Total assets	$76,829,430	$86,226,672
Liabilities and Shareholders’/Members’ Deficit
Total current liabilities	144,611,563	88,021,658
Total liabilities	182,038,896	164,381,211
Total shareholders’/members’ deficit	(105,209,466)	(78,154,539)

	2017	2016

Net sales	$57,486,610	$87,674,317
Cost of sales	35,761,909	61,673,633
Gross profit	21,724,701	26,000,684
Selling, general and administrative expenses	44,197,523	50,164,699
Loss from operations	(22,472,822)	(24,164,015)
Other income (expenses)
Interest expense	(4,208,652)	(3,980,697)
Gain (loss) from foreign currency transactions	1,053,481	(563,060)
Other, net	(1,022,569)	30,418
Loss before income taxes	(26,650,562)	(28,677,354)
Provision for income taxes	92,582	340,388
Net loss	(26,743,144)	(29,017,742)
Other comprehensive loss, net of tax
Foreign currency translation and adjustments	(306,730)	(362,200)
Comprehensive loss	$(27,049,874)	$(29,379,942)

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

An investment in the Company’s Tokens involves a high degree of risk. In determining whether to purchase the Company’s Tokens, an investor should carefully consider all of the material risks described below, together with the other information contained in this report before making a decision to purchase the Company’s Tokens or securities. An investor should only purchase the Company’s Tokens or securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Related to Our Business

If our design and marketing efforts do not effectively raise the recognition and reputation of our brands, we may not be able to successfully implement our growth strategy.

We believe that our ability to raise the recognition and favorable perception of our brands is critical to implement our growth strategy, which includes further penetrating our domestic retail channel, accelerating our international growth and expanding complementary product categories. To extend the reach of our brands, we believe we must devote significant time and resources to product design and development, marketing and promotions. These expenditures, however, may not result in a sufficient increase in net sales to cover such expenses over the short term. Furthermore, we must balance our growth with the effect it has on the authenticity of our brand. For example, our credibility and brand image could be weakened if our consumers perceive our distribution channels to be too broad or our retailers to not fit with our lifestyle image. If any of these events occur, our consumer base and our net sales may decline and we may not be able to successfully implement our growth strategy.

If we are unable to continue to develop innovative and popular products, our brand image may be harmed and demand for our products may decrease.

Consumer electronics and youth culture lifestyle are subject to constantly and rapidly changing consumer preferences based on industry trends and performance features. Our success depends largely on our ability to lead, anticipate, gauge and respond to these changing consumer preferences and trends in a timely manner, while preserving and strengthening the perception and authenticity of our brand. We must continue to develop innovative, trend-setting and stylish products that provide better design and performance attributes than the products of our competitors. Market acceptance of new designs and products is subject to uncertainty and we cannot assure you that our efforts will be successful. The inability of new product designs or new product lines to gain market acceptance could adversely affect our brand image, our business and financial condition. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to increase consumer demand, which could constrain our management, financial and operational resources. If new products we introduce do not experience broad market acceptance or demand for our existing products wanes, our net sales and market share could decline.

We may not be able to compete effectively, which could cause our net sales and market share to decline.

The consumer electronics industry is highly competitive, and characterized by frequent introduction of new competitors, as well as increased competition from established companies expanding their product portfolio, aggressive price cutting and resulting downward pressure on gross margins and rapid consolidation of the market resulting in larger competitors. We face competition from consumer electronics brands that have historically dominated the stereo headphone market, in addition to sport brand and lifestyle companies that also produce headphone products. These companies include, among others, Sony, JBL, Bose, LG, Turtle Beach and Apple (which includes Beats by Dr. Dre, which was purchased by Apple in 2014). These competitors may have significant competitive advantages, including greater financial, distribution, marketing and other resources, longer operating histories, better brand recognition among certain groups of consumers, and greater economies of scale. In addition, these competitors have long-term relationships with many of our larger retailers that are potentially more important to those retailers. As a result, these competitors may be better equipped to influence consumer preferences or otherwise increase their market share by:

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●	quickly adapting to changes in consumer preferences;

●	readily taking advantage of acquisition and other opportunities;

●	discounting excess inventory;

●	devoting greater resources to the marketing and sale of their products, including significant advertising, media placement and product endorsement;

●	adopting aggressive pricing policies; and

●	engaging in lengthy and costly intellectual property and other legal disputes.

Additionally, the industry in which we compete generally has low barriers to entry that allow the introduction of new products or new competitors at a fast pace. Some retailers have begun to introduce their own private label headphones, which could reduce the volume of product they buy from us, as well as decrease the shelf space they allocate to our products. If we are unable to protect our brand image and authenticity, while carefully balancing our growth, we may be unable to effectively compete with these new market entrants or new products. The inability to compete effectively against new and existing competitors could have an adverse effect on our net sales and results of operations, preventing us from achieving future growth.

If we are unable to obtain intellectual property rights and/or enforce those rights against third parties who are violating those rights, our business could suffer.

We rely on various intellectual property rights, including patents, trademarks, trade secrets and trade dress to protect our brand name, reputation, product appearance and technology. If we fail to obtain, maintain, or in some cases enforce our intellectual property rights, our competitors may be able to copy our designs, or use our brand name, trademarks or technology. As a result, if we are unable to successfully protect our intellectual property rights, or resolve any conflicts effectively, our results of operations may be harmed.

We are susceptible to counterfeiting of our products, which may harm our reputation for producing high-quality products and force us to incur expenses in enforcing our intellectual property rights. Such claims and lawsuits can be expensive to resolve, require substantial management time and resources, and may not provide a satisfactory or timely result, any of which would harm our results of operations. It can be particularly difficult and expensive to detect and stop counterfeiting, whether in the United States or abroad. Despite our efforts to enforce our intellectual property, counterfeiters may continue to violate our intellectual property rights by using our trademarks or imitating or copying our products, which could harm our brand, reputation and financial condition. Since our products are sold internationally, we are also dependent on the laws of a range of countries to protect and enforce our intellectual property rights. These laws may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States.

We also face competition from competitors in the United States and abroad that are not “counterfeiters” but that may be using our patented technology, using confusingly similar trademarks, or copying the “look-and-feel” of our products. We may have to engage in expensive and distracting litigation to enforce and defend our patents, trademarks, trade dress, or other intellectual property rights. Our enforcement of our intellectual property rights also places such assets at risk. For example, it is common for a competitor that is accused of infringing a patent, trademark, or other intellectual property right to challenge the validity of that intellectual property right. If that intellectual property right is invalidated, it is no longer available to assert against other competitors. Finally, competitors may also circumvent a patent by designing around the patent.

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If the popularity or growth of the portable media device, smartphone and gaming console markets stagnates or our products are no longer compatible with these devices, our business and financial condition may be negatively affected.

We have experienced growth in the past due in part to the popularity of, and increase in demand for, portable media devices, smartphones and gaming consoles. We expect that sales of such products will continue to drive a substantial portion of our net sales in the future. However, the markets for portable media devices, smartphones and gaming consoles continue to evolve rapidly and are dominated by several large companies. Increased competition in the headphone market from established media device companies, including enhanced headphones bundled by the manufacturer, a decline in demand or popularity for such products due to technological changes or otherwise, legal restrictions or the inability to use our products with portable media devices, smartphones or gaming consoles, may negatively affect our business and financial condition.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products.

To ensure adequate inventory supply, we must forecast inventory needs and place orders with our manufacturers before firm orders are placed by our retailers and distributors. In addition, a portion of our net sales are generated by orders for immediate delivery, particularly during our historical peak season from August through December. If we fail to accurately forecast retailer and distributor demand we may experience excess inventory levels or a shortage of product to deliver to our retailers or distributors. Factors that could affect our ability to accurately forecast demand for our products include:

●	changes in consumer demand for our products;

●	lack of consumer acceptance for our new products;

●	product introductions and/or discounting by competitors;

●	changes in general market conditions or other factors,

●	which may result in cancellations of advance orders or a reduction or increase in the rate of reorders;

●	weakening of economic conditions or consumer confidence in future economic conditions, which could reduce demand for discretionary items; and

●	terrorism or acts of war, or the threat thereof, which could adversely affect consumer confidence and spending or interrupt production and distribution of product and raw materials.

Inventory levels in excess of retailer and distributor demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would have an adverse effect on our gross margin. In addition, if we underestimate the demand for our products, our manufacturers may not be able to produce a sufficient number of products to meet such unanticipated demand, and this could result in delays in the shipment of our products and damage to our relationship with our retailers and distributors.

We must order components for our products and build inventory in advance of product announcements and shipments. Consistent with industry practice, components are normally acquired through a combination of purchase orders, supplier contracts, and open orders, in each case based on projected demand. Because our markets are volatile, competitive and subject to rapid technology and price changes, there is a risk we will forecast incorrectly and order or produce excess or insufficient amounts of components or products, or not fully utilize firm purchase commitments.

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Our net sales and operating income fluctuate on a seasonal basis and decreases in sales or margins during our peak seasons could have a disproportionate effect on our overall financial condition and results of operations.

Historically, we have experienced greater net sales in the second half of a calendar year relative to those in the first half, due to a concentration of shopping around the fall and holiday seasons. As a result, our net sales and gross margins are typically higher in the third and fourth quarters and lower in the first and second quarters, as fixed operating costs are spread over the differing levels of sales volume. Given the strong seasonal nature of our sales, appropriate forecasting is critical to our operations. We anticipate that this seasonal impact on our net sales is likely to continue and any shortfall in expected third and fourth quarter net sales would cause our annual results of operations to suffer significantly.

We have a history of operating losses, and expect to incur significant additional operating losses in the future if we fail to execute our strategy.

Monster, Inc. (formerly known as Monster Cable Products, Inc.) was formed in 1978 and together with its subsidiaries and affiliates, has almost 40 years of operating history. We continue to incur operating losses. At December 31, 2017 and 2016, we had $7.8 million and $8.3 million in cash and cash equivalents, respectively. We had negative working capital as of December 31, 2017 and 2016 of $75.9 million and $10.5 million, respectively. For the year ended December 31, 2017, we had a net loss of $26.7 million. In the first quarter ended March 31, 2018, the Company incurred a net loss of approximately $19.6 million. The amount of future losses and when, if ever, we will achieve profitability are uncertain. As set forth in Note 1 to our financial statements, the management team of Monster (the “Management”) has taken several actions to address our operating losses, including reducing headcount across functional areas, negotiating with customers to lower returns and incentives under dealer programs, reducing marketing spend and branding partnerships to refocus on digital and social marketing, outsourcing distribution to a 3PLsolution, closing down its manufacturing facility in Tijuana, Mexico and eliminating unprofitable products and streaming the product portfolio by reducing the SKU count. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

We may need to secure additional financing.

We anticipate that we will incur operating losses for the foreseeable future. We may require additional funds for our anticipated operations and if we are not successful in securing additional financing, we may need to curtail our business operations.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated, in their report on our December 31, 2017 financial statements, because of our recurring significant operating losses and net capital deficiency that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

We owe substantial debt to certain shareholder of Monster and if we are unable to pay the debt when due, the debt in such amount may have an adverse effect on our operations.

At December 31, 2017, the Company had collateralized notes payable to shareholders totaling approximately $100.5 million. On April 12, 2018, the two noteholders under common control of Mr. Noel Lee, our CEO and chairman, converted approximately $92,573,824 of the notes owed by Monster, LLC to 10,007,981 shares of Series A Convertible Preferred Stock of the Company, the certificate of designation of which is attached herein as Exhibit 4.1 and incorporated by reference from the current report on Form 8-K filed with the SEC on April 16, 2018. As of March 31, the principal and accrued interest on the outstanding notes amounted to approximately $____. These outstanding notes payable bear interest at the rate of 5% per annum, and matured or will mature between February 2018 and April 2020. Repaying these outstanding notes may put a strain on our limited our cash on hand and in the event that we are unable to pay these notes when due and we in default and as such this could have a material adverse effect on our business.

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In the event that we lose our action against a former vendor we may be liable for damages.

We had a license agreement (the “License Agreement”) with a consumer electronics company (the “Licensor” or “Vendor”) to sell headphone products under the Licensor’s trade name and pay related royalties. The License Agreement was terminated on June 30, 2012.

As a result of the termination of the License Agreement, we and the Licensor simultaneously entered into several other agreements (collectively, the “Vendor Agreements”) to wind down their business relationship.

Under the Vendor Agreements, the parties agreed to settle related receivables and payables based on a final reconciliation report for contract compliance by an independent accounting firm mutually appointed by the Company and Vendor.

In January 2015, the Company and its majority shareholder and managing member brought a complaint (the “Complaint”) against the Vendor, as well as the Vendor’s current and former owners and managers, seeking damages relating to numerous actions, including several relating to the License Agreement and Vendor Agreements. In August 2016, the court granted the Vendor’s Motion for Summary Judgment. In January 2016, the Vendor filed a cross-complaint (the “Cross-Complaint”) against the Company and its majority shareholder and managing members alleging certain breaches relating to the Vendor Agreements and seeking damages for attorneys’ fees and costs incurred in responding to the Complaint. As of March 15, 2018, no accrual has been provided for this matter as management intends to vigorously defend these allegations and believes that the likelihood of an unfavorable outcome to the Cross-Complaint is neither probable nor estimable at this time.

On January 16, 2018, Monster and Noel Lee, the chairman and CEO of Monster, posted a bond on the Complaint and have filed an appeal of the judgement. On January 30, 2018, a judgement was issued against Monster and Noel Lee on the Cross-Complaint. On March 6, 2018, Monster and Noel Lee filed an appeal of the judgement.

In the event that this action is decided against the Company, the Company may have to pay several million dollars or more in damages which could strain its cash position.

One of our retailers accounts for a significant amount of our net sales, and the loss of, or reduced purchases from, this or other retailers could have a material adverse effect on our operating results.

In 2017, we had no customers which accounting for more than 10% of our gross sales. In 2016, two customers accounting for 21.9% of gross sales. We do not have long-term contracts with any of our retailers and all of our retailers generally purchase from us on a purchase order basis. As a result, retailers generally may, with no notice or penalty, cease ordering and selling our products, or materially reduce their orders. If certain retailers, individually or in the aggregate, choose to no longer sell our products, to slow their rate of purchase of our products or to decrease the number of products they purchase, our results of operations would be adversely affected.

We may be adversely affected by the financial condition of our retailers and distributors.

Some of our retailers and distributors have experienced financial difficulties in the past. A retailer or distributor experiencing such difficulties generally will not purchase and sell as many of our products as it would under normal circumstances and may cancel orders. In addition, a retailer or distributor experiencing financial difficulties generally increases our exposure to uncollectible receivables. We extend credit to our retailers and distributors based on our assessment of their financial condition, generally without requiring collateral, and sometimes are not able to obtain information regarding their current financial status. Failure of these retailers or distributors to remain current on their obligations to us could result in losses that exceed the reserves we set aside in anticipation of this risk. Additionally, while we have credit insurance against some of our larger retailers, there is no assurance that such insurance will sufficiently cover any losses. We are also exposed to the risk of our customers declaring bankruptcy, exposing us to claims of preferential payment claims. Financial difficulties on the part of our retailers or distributors could have a material adverse effect on our results of operations and financial condition.

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Changes in the mix of retailers and distributors to whom we sell our products could impact our gross margin and brand image, which could have a material adverse effect on our results of operations.

We sell our products through a mix of retailers, including specialty, consumer electronics, big-box, sporting goods and mobile phone retailers and to distributors. The retail landscape is changing with consumers shopping habits shifting away from the traditional brick and mortar stores to online sales. Any changes to our current mix of retailers and distributors could adversely affect our gross margin and could negatively affect both our brand image and our reputation. We generally realize lower gross margins when we sell through our distributors, and therefore our gross margins may be adversely impacted if we increase product sales made through distributors as opposed to direct to our retailers. In addition, we sell certain products at higher margins than others and any significant changes to our product mix made available to our retailers could adversely affect our gross margin. A negative change in our gross margin or our brand image could have a material adverse effect on our results of operations and financial condition.

To remain competitive and stimulate customer demand, we must keep up with changes in technology and successfully manage frequent product introductions and transitions.

Due to the highly volatile and competitive nature of the industries in which we compete, we must continually introduce new products, services and technologies, enhance existing products and services, and effectively stimulate customer demand for new and upgraded products. In addition, our products must remain compatible with smartphones, tablets, computers and other similar consumer electronic devices that transmit audio. The success of new product introductions depends on a number of factors including: remaining compatible with changes in technology; timely and successful product development; market acceptance; our ability to manage the risks associated with the new product production ramp-up issues, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of products in appropriate quantities and costs to meet anticipated demand, and the risk that new products may have quality or other defects or deficiencies in the early stages of introduction. Accordingly, if technology changes and our products are no longer compatible or we cannot effectively introduce new products and manage transitions, our financial condition would be negatively impacted.

We face business, political, operational, financial and economic risks because a portion of our net sales are generated internationally and substantially all of our products are manufactured outside of the United States.

For the year ended December 31, 2017 international net sales were $26.6 million, or 46.3% of net sales. In addition, substantially all of our products are manufactured in China. In the past we have experienced increased lead-time from some of our manufacturers in China and we may encounter such increased lead-times in the future. Changing economic conditions in China may cause further issues with lead-time and impact the financial solvency of our third party manufacturers. Because we operate on a build-to-forecast model, extended lead-time can cause unexpected inventory shortages or excesses which may reduce our net sales.

In addition, we face business, political, operational, financial and economic risks inherent in international business, many of which are beyond our control, including:

●	difficulties obtaining domestic and foreign export, import and other governmental approvals, permits and licenses, and compliance with foreign laws, which could halt, interrupt or delay our operations if we cannot obtain such approvals, permits and licenses, and that could have a material adverse effect on our results of operations;

●	difficulties encountered by our international distributors or us in staffing and managing foreign operations or international sales, including higher labor costs, which could increase our expenses and decrease our net sales and profitability;

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●	transportation delays and difficulties of managing international distribution channels, which could halt, interrupt or delay our operations;

●	longer payment cycles for, and greater difficulty collecting, accounts receivable, which could reduce our net sales and harm our financial results;

●	changes in the financial solvency of our third party manufacturers would impact our ability to receive inventory timely;

●	trade restrictions, higher tariffs, currency fluctuations or the imposition of additional regulations relating to import or export of our products, especially in China, where substantially all of our products are manufactured, which could force us to seek alternate manufacturing sources or increase our expenses, either of which could have a material adverse effect on our results of operations;

●	political and economic instability, including wars, terrorism, political unrest, boycotts, strikes, curtailment of trade and other business restrictions, any of which could materially and adversely affect our net sales and results of operations; and

●	natural disasters, which could have a material adverse effect on our results of operations;

●	disruptions in the global transportation network such as a port strike, and work stoppages or other labor unrest.

Any of these factors could reduce our net sales, decrease our gross margins and increase our expenses.

We are subject to laws and regulations worldwide, changes to which could increase our costs and individually or in the aggregate adversely affect our business.

We are subject to laws and regulations affecting our domestic and international operations in a number of areas. These U.S. and foreign laws and regulations affect our activities including, but not limited to, areas of labor, advertising, digital content, consumer protection and compliance, e-commerce, promotions, quality of services, mobile communications, intellectual property ownership and infringement, tax, import and export requirements, anti-corruption, foreign exchange controls and cash repatriation restrictions, data privacy requirements, environmental, health, and safety.

By way of example, laws and regulations related to consumer electronics in the many jurisdictions in which we operate are extensive and subject to change. Such changes could include, among others, restrictions on the production, manufacture, distribution, and use of devices. These devices are also subject to certification and regulation by governmental and standardization bodies. These certification processes are extensive and time consuming, and could result in additional testing requirements, product modifications, delays in product shipment dates, or preclude us from selling certain products. Compliance with these laws, regulations and similar requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation could individually or in the aggregate make our products and services less attractive to our customers, delay the introduction of new products in one or more regions, or cause us to change or limit its business practices. We have implemented policies and procedures designed to ensure compliance with applicable laws and regulations, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations or our policies and procedures.

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If our relationship with our manufacturers terminates or is otherwise impaired, we would likely experience increased costs, disruptions in the manufacture and shipment of our products and a material loss of net sales.

We have no long-term contracts with our manufacturers and, as a result, our manufacturers could cease to provide products to us without notice. We have a limited number of manufactures we use and some of our products are produced by one manufacturer. We cannot be certain that we will not experience operational difficulties with our manufacturers, including reductions in the availability of production capacity, errors in complying with product specifications and regulatory schemes covering our products in our key markets, insufficient quality control, failures to meet production deadlines, increases in manufacturing costs and increased lead times. In the event our manufacturers experience operational or financial difficulties, or terminate our relationship, our results of operations could be adversely affected.

We have created a manufacturer selection and qualification program and are actively looking for new manufacturing sources in other countries and other regions of China. Qualifying new manufacturing sources may result in increased costs, disruptions and delays in the manufacture and shipment of our products while seeking alternative manufacturing sources, and a corresponding loss of net sales. In addition, any new manufacturer may not perform to our expectations or produce quality products in a timely, cost-efficient manner, either of which could make it difficult for us to meet our retailers’ and distributors’ orders on satisfactory commercial terms.

The failure of any manufacturer to perform to our expectations could result in supply shortages or delivery delays, either of which could harm our business.

Any shortage of raw materials or components could impair our ability to ship orders of our products in a cost-efficient manner or could cause us to miss the delivery requirements of our retailers or distributors, which could harm our business.

The ability of our manufacturers to supply our products is dependent, in part, upon the availability of raw materials and certain components. Our manufacturers may experience shortages in the availability of raw materials or components, which could result in delayed delivery of products to us or in increased costs to us. For example, we are dependent on the supply of certain components for our production of iPhone compatible headphones. These components are in high demand and we have experienced supply shortages in the past. Any shortage of raw materials or components or inability to control costs associated with manufacturing could increase the costs for our products or impair our ability to ship orders in a timely cost-efficient manner. As a result, we could experience cancellation of orders, refusal to accept deliveries or a reduction in our prices and margins, any of which could harm our financial performance and results of operations.

Our products and services may experience quality problems from time to time that can result in decreased sales and operating margin and harm to our reputation.

From time to time, our products may contain design and manufacturing defects. There can be no assurance we will be able to detect and fix all defects in the hardware we sell. Failure to do so could result in lost revenue, significant warranty and other expenses, and harm to our reputation.

Our business could suffer if any of our manufacturers fail to use acceptable labor practices.

We do not control our manufacturers or their labor practices. The violation of labor or other laws by a manufacturer utilized by us, or the divergence of an independent manufacturer’s labor practices from those generally accepted as ethical or legal in the United States, could damage our reputation or disrupt the shipment of finished products to us if such manufacturer is ordered to cease its manufacturing operations due to violations of laws or if such manufacturer’s operations are adversely affected by such failure to use acceptable labor practices. If this were to occur, it could have a material adverse effect on our financial condition and results of operations.

Changes in tariffs, import or export restrictions, Chinese regulations or other trade barriers may reduce gross margins.

We may incur increases in costs due to changes in tariffs, import or export restrictions, other trade barriers, or unexpected changes in regulatory requirements, any of which could reduce our gross margins. For example, the Trump administration proposed tariffs of as much as $60 billion against Chinese goods in Mid-March 2018. It is difficult to anticipate the impact on our business caused by the proposed tariffs or whether the proposed changes in tariffs will materialize in the future. Given the relatively fluid regulatory environment in China and the United States, there could be additional tax, tariffs or other regulatory changes in the future. Any such changes could directly and materially adversely impact our financial results and general business condition.

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If we experience problems with our distribution network for domestic and international retailers, our ability to deliver our products to the market could be adversely affected.

We rely on our distribution facilities operated by third party supply chain providers for the majority of our domestic and international product distribution. Our distribution facilities utilizes computer controlled and automated equipment, which means the operations are complicated and may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, power interruptions or other system failures. We have experienced some of these problems in the past and we cannot assure you that we will not experience similar problems in the future. We maintain business interruption insurance, but it may not adequately protect us from the adverse effects that could be caused by significant disruptions in our distribution facilities, such as the long-term loss of retailers or an erosion of our brand image. In addition, our distribution capacity is dependent on the timely performance of services by third parties, including the shipping of product to and from our warehouse facilities. If we encounter problems with the facilities, our ability to meet retailer expectations, manage inventory, complete sales and achieve objectives for operating efficiencies could be materially adversely affected.

Our current executive officers are critical to our success and the loss of any of these individuals, or other key personnel, could harm our business and brand image.

We are heavily dependent upon the contributions, talent and leadership of our current executive officers. The Company recently recruited its current Chief Operating Officer and Chief Financial Officer who endeavor to revitalize The loss of executive officers or the inability to attract or retain qualified executive officers could delay the development and introduction of, and harm our ability to sell our products and damage our brand, which could have a material adverse effect on our results of operations. Changes in management may have a negative effect on our business and operations. Our future success also depends on our ability to attract and retain additional qualified design and marketing personnel. We face significant competition for these individuals worldwide and we may not be able to attract or retain these employees.

Claims that we violate a third party’s intellectual property rights may give rise to burdensome litigation, result in potential liability for damages or impede our development efforts.

We cannot assure you that our products or activities do not violate the patents or other intellectual property rights of third parties. Patent infringement, trade secret misappropriation and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm our reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of our business. In addition, intellectual property litigation could force us to do one or more of the following:

●	cease developing, manufacturing, or selling products that incorporate the challenged intellectual property;

●	obtain and pay for licenses from the holder of the infringed intellectual property right, which licenses may not be available on reasonable terms, or at all;

●	redesign or reengineer products;

●	change our business processes; and

●	pay substantial damages, court costs and attorneys’ fees, including potentially increased damages for any infringement or violation found to be willful.

In the event of an adverse determination in an intellectual property suit or proceeding, or our failure to license essential technology, our sales could be harmed and/or our costs could increase, which could harm our financial condition.

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We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, or we could experience greater returns from retailers than expected, which could harm our net sales.

We generally provide a limited warranty on all of our products. The occurrence of any quality problems due to defects in our products could make us liable for damages and warranty claims in excess of our current reserves. In addition to the risk of direct costs to correct any defects, warranty claims or other problems, any negative publicity related to the perceived quality of our products could also affect our brand image, decrease retailer and distributor demand and our operating results and financial condition could be adversely affected.

Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.

We are subject to income taxes in the United States and numerous foreign jurisdictions. Our effective income tax rate could be adversely affected in the future by a number of factors, including: changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and any repatriation of non-US earnings for which we have not previously provided for U.S. taxes. We regularly assess all of these matters to determine the adequacy of our tax provision.

Currency exchange rate fluctuations may disrupt our business and make our products less competitive, having a material adverse impact on our business.

With approximately 46.3% of our net sales for the year ended December 31, 2017 arising from foreign net sales, a growing percentage of our net revenues are derived from markets outside the U.S. Our international businesses operate in functional currencies other than the U.S. dollar. Products sold by our international businesses and the cost of these products may be affected by relative changes in the value of the local currencies of our subsidiaries and our manufacturers. Price increases caused by currency exchange rate fluctuations may make our products less competitive or have an adverse effect on our net revenues, margins and operating results. Currency exchange rate fluctuations may also disrupt the business of the contract manufacturers from which we source our products by making their purchases of raw materials more expensive and more difficult to finance. As a result, currency fluctuations may have a material adverse effect on our financial condition.

Additionally, concerns regarding the short- and long-term stability of the euro and its ability to serve as a single currency for countries in the Eurozone could lead individual countries to revert, or threaten to revert, to their former local currencies, potentially dislocating the euro. If this were to occur, the assets we hold in a country that re-introduces its local currency could be significantly devalued, the cost of raw materials or our manufacturing operations could substantially increase, and the demand and pricing for our products could be materially adversely affected. Furthermore, if it were to become necessary for us to conduct business in additional currencies, we could be subject to additional earnings volatility as amounts in these currencies are translated into U.S. dollars.

An information system’s interruption or breach in security could adversely affect us.

Privacy, security, and compliance concerns have continued to increase as technology has evolved. We rely on accounting, financial and operational management information systems to conduct our operations. Any interruption to our operating systems or breach in security could disrupt or adversely affect our business operations and the result of our financial performance.

Risks relating to our Monster Money Network and MMNY Tokens

The Monster Money Network may not be widely adopted and may have limited number of active users.

We expect to have retail consumers order and purchase our products on the Monster Money Network and pay for their purchases in MMNY Tokens. It is possible that the Monster Money Network may not become popular or be used by a large number of individuals, companies and other entities or that there will be limited public interest in the creation and development of its ecosystems. Such lack of use or interest could negatively impact the development of the Monster Money Network and therefore the potential value of MMNY Tokens.

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Alternative networks may be established that compete with or are more widely used than the Monster Money Network. We may face significant competition.

It is possible that alternative networks could be established that utilize the same or similar open source code and protocol underlying the Monster Money Network and attempt to facilitate services that are materially similar to the our primary services. The Monster Money Network may compete with these alternative networks, which could negatively impact our profitability of our Platform and value of the Tokens.

In addition, there are widely adopted E-commerce platforms where retail customers have access to Monster products using fiat currencies, such as Amazon, E-Bay and Alibaba. Monster Money Network shall face significant competition with those traditional E-commerce platforms.

The Monster Money Network may be the target of malicious cyber attacks or may contain exploitable flaws in its underlying code, which may result in security breaches and the loss or theft of Tokens. If the Monster Money Network’s security is compromised or if the Monster Money Network is subjected to attacks that frustrate or thwart our users’ ability to access the Monster Money Network, their Tokens or the Monster products and services, users may cut back on or stop using the Monster Money Network altogether, which could seriously curtail the utilization of our Tokens and cause a decline in the market price and value of MMNY Tokens.

We contemplate to complete Stage I of Monster Money Network before the Effective Date of this prospectus whereby potential holders of MMNY Tokens will be able to set up their Monster Money wallets (“Monster Money Wallets”) and purchase Monster products in MMNY Tokens. However, Monster Money Network’s structural foundation, the software application and other interfaces or applications built therein are still in an early development stage and the management of the Company does not have operating data to evaluate the efficiency of Monster Money Network.

As a result of such, there can be no assurance that MMNY Tokens and the creating, transfer or storage of the MMNY Tokens will be uninterrupted or fully secure which may result in a complete loss of users’ Tokens or an unwillingness of users to access, adopt and utilize the Monster Money Network. Further, the Monster Money Network may also be the target of malicious attacks seeking to identify and exploit weaknesses in the software or the Monster Money Network which may result in the loss or theft of MMNY Tokens. For example, if the Monster Money Network and MMNY Tokens are subject to unknown and known security attacks (such as double-spend attacks, 51% attacks, or other malicious attacks), this may materially and adversely affect the Monster Money Network.

Our Monster Money Network uses and relies on Ethereum framework. If the Ethereum framework were to become unavailable to the Monster Money Network for some reason, our operations on Monster Money Network would be disrupted for a period of time until we migrate our data to an alternate blockchain framework or develop our own system.

Monster Money Network uses and relies on the Ethereum framework to process and record transactions and therefore it is vulnerable to any disruption, errors or cyber attacks occurred to the Ethereum blockchain. We will keep internal data and transaction records for Monster Money Network separate from Ethereum. If and when the Ethereum framework becomes unavailable to Monster Money Network for some reason, our technology team will start duplicate the Ethereum system and recreate the entire operating system. However, in that circumstance, our operations on Monster Money Network will be disrupted for a period of time until we migrate our data and transaction records to our own back-up blockchain system.

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The regulatory regime governing the blockchain technologies, cryptocurrencies, tokens and token Offerings, such as MMNY Tokens, is uncertain, and new regulations or policies may adversely affect the development of the Monster Money Network and MMNY Tokens.

Regulation of tokens (including MMNY Tokens) and token offerings such as this, cryptocurrencies, blockchain technologies, and cryptocurrency exchanges currently is being developed and likely to rapidly evolve. Regulations on token offerings vary significantly among international, federal, state and local jurisdictions and are subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future, adopt laws, regulations, guidance, or other actions, which may severely impact the development and growth of the Monster Money Network and the adoption and utility of the MMNY Tokens. Failure by the Company or certain users of the Monster Money Network to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation, could result in a variety of adverse consequences, including civil penalties and fines.

As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies have begun to take interest in, and in some cases regulate, their use and operations.

In the case of virtual currencies, state regulators like the New York Department of Financial Services have created new regulatory frameworks and special license for virtual currency business activities in the State of New York. Others, as in Texas, have published guidance on how their existing regulatory regimes apply to virtual currencies. Some states, like New Hampshire, North Carolina, and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes. Treatment of virtual currencies continues to evolve under federal law as well. The Department of the Treasury, the Securities Exchange Commission (the “SEC”), and the Commodity Futures Trading Commission (the “CFTC”), for example, have published guidance on the treatment of virtual currencies. The IRS released guidance treating virtual currency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws.

The regulation of non-currency use of Blockchain assets is also uncertain. The CFTC has publicly taken the position that certain Blockchain assets are commodities, and the SEC has issued a public report stating federal securities laws require treating some Blockchain related assets as securities. To the extent that a domestic government or quasi-governmental agency exerts regulatory authority over a Blockchain network or asset, the Monster Money Network and the Tokens may be adversely affected.

Blockchain networks also face an uncertain regulatory landscape in many foreign jurisdictions such as the European Union, China and Russia. Various foreign jurisdictions may, in the near future, adopt laws, regulations or directives that affect the Monster Money Network. Such laws, regulations or directives may conflict with those of the United States or may directly and negatively impact our business. It is impossible to predict the effects of any future regulatory change on tokens and blockchain technology, but such change could be substantial and adverse to the development and growth of the Monster Money Network and the adoption and utility of MMNY Tokens.

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may materially and adversely impact the value of the currency in which the Tokens may be exchanged, the liquidity of our Tokens, the ability to access marketplaces or exchanges on which to trade the Tokens, and the structure, rights and transferability of Tokens.

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The State of California legislation is evaluating the proposed Virtual Currency Act, the effectiveness of which may adversely affect our Monster Money Network, the value of MMNY Tokens and blockchain-related business activities.

The State of California has introduced the Virtual Currency Act (A.B. 1123), which would require anyone involved in a “virtual currency business” in California to first register with California’s Commissioner of Business Oversight except such business activity falls under one of the carve-out exemptions under the proposed new law. The proposed California Virtual Currency Act defines a “virtual currency business” as any business “maintaining full custody or control of virtual currency in this state on behalf of others.” This seems to suggest businesses such as cryptocurrency exchanges or wallets that provide virtual currency accounts would need to register through this process when and if the proposed regulation becomes effective. We are a California-based company and would be subject to the new crypto legislation if it were passed. It is uncertain whether and when the new California Virtual Currency Act will come into effect, how complicated the bitlicense application process will be and how much it will affect our Monster Money Network, blockchain and cryptocurrency related business operations and the results of our business operations. The effectiveness of the Virtual Currency Act may adversely affect our Monster Money Network, the value of MMNY Tokens and blockchain-related business activities, or even disrupt or cease our blockchain and virtual currency related business.

This issuance of MMNY Tokens may constitute the issuance of a “security” under U.S. federal securities laws.

On July 25, 2017, the SEC issued a Report of Investigation under Section 21(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) describing an SEC investigation of The DAO, a virtual organization, and its use of distributed ledger or Blockchain technology to facilitate the offer and sale of DAO Tokens to raise capital. The SEC applied existing U.S. federal securities laws to this new paradigm, determining that DAO Tokens were securities. The SEC stressed that those who offer and sell securities in the U.S. are required to comply with federal securities laws, regardless of whether those securities are purchased with virtual currencies or distributed with Blockchain technology. The SEC’s announcement, and the related Report, may be found here: https://www.sec.gov/news/press-release/2017-131

As noted by the SEC, the issuance of tokens represents a new paradigm and the application of the federal securities laws to this new paradigm is very fact specific.

We may not receive necessary regulatory approvals to publicly offer MMNY Tokens via this registration statement.

We believe that prior to commencement of sale of MMNY Tokens to the public, we need regulatory approvals, and/or “no action” clearances, from the SEC and possibly state securities regulators. If we are unable to obtain these regulatory approvals or “no action” clearances, we may have to reconfigure the offering of MMNY Token so that we satisfy regulatory requirements. If we cannot obtain the necessary approvals, we may not be able to launch Monster Money Network or distribute MMNY Tokens effectively or at all.

The holders of MMNY Tokens and Company will have limited or no control over the Ethereum blockchain framework and the holders of MMNY Tokens will not have rights as stockholders of the Company.

MMNY is comprised of technologies that depend on the Ethereum network to run certain software programs to process transactions. Because of this decentralized model, the Company and holders of MMNY Tokens have limited or no control over the Etherum network, which has its independent and separate governance protocols and rules.

In addition, holders of MMNY Tokens are not and will not be entitled, to vote or be deemed the holder of capital stock of the Company for any purpose, nor will anything be construed to confer on the Investors any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of shareholder meetings, or to receive subscription rights or otherwise.

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The public trading of MMNY Tokens on a cryptocurrency exchange may not occur by June 30, 2020 or may be ceased due to government enforcement actions, in which case holders of MMNY Tokens who purchase MMNY Tokens pursuant to this prospectus will be able to convert their MMNY Tokens into the Company’s Common Stock.

Investors in this Offering will be able to use MMNY Tokens on Monster Money Network once they receive their Tokens in their Monster Money Wallets. The public trading of MMNY Tokens on a cryptocurrency exchange may not occur by June 30, 2020 or may be ceased due to government enforcement actions on or before June 30, 2020. In the event of the ICO Failure, holders of MMNY Tokens will have the right to convert the non-tradable Tokens to shares of the Company’s Common Stock at the Conversion Rate. Investors in this Offering should be aware that they may become holders of the Company’s Common Stock, which is subject to various risks as set forth in this prospectus.

We have not identified all the persons that we will need to provide services and functions critical to the development and maintenance of Monster Money Network and no assurance can be given that we will be able to engage the necessary persons on acceptable terms, if at all.

Monster Money Network is in its developmental stage and we need to identify and recruit qualified personnel with backgrounds in developing and distributing blockkchain ledger technologies to implement our business plan. We have not identified all the persons that we will need to engage to provide services and functions critical to the development and maintenance of Monster Money Network. We cannot assure that we will be able to engage persons with the necessary expertise on the terms acceptable to us, or at all. Further, there can be no assurance given that if we are able to engage such service providers that they will be able to provide the services and functions meeting our specifications and requirements. If we fail to identify and engage such service providers or personnel, or if the providers fail to satisfy our specifications and requirements, it could have a material adverse effect on our ability to develop and maintain Monster Money Network successfully.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

Our success will depend to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use, or take appropriate steps to enforce our intellectual property rights. In addition, our competitors may now have or may in the future develop technologies that are as good as or better than our technology without violating our proprietary rights. Our failure to protect our software and other proprietary intellectual property rights or to utilize technologies that are as good as our competitors’ could put us at a disadvantage to our competitors.

Risks Related to our Common Stock, MMNY Tokens and this Offering

There is currently no public trading market for our MMNY Tokens or common stock and an active trading market for our MMNY Tokens or common stock may not develop.

There is currently no public or other market for our MMNY Tokens or our Common Stock. We intend to seek listing MMNY Tokens on a recognizable cryptocurrency exchange and trading our Common Stock on a stock market or exchange. We may never list MMNY Tokens on such cryptocurrency market or exchange or develop a liquid trading market for MMNY Tokens or our Common Stock.

Even if MMNY Tokens or our Common Stock becomes traded on a market or exchange, we cannot predict when an active trading market of MMNY Tokens or our Common Stock will develop or how liquid that market might become. An active public market for MMNY Tokens or our Common Stock may not develop or be sustained. If an active public market does not develop or is not sustained for MMNY Tokens or our Common Stock, it may be difficult for you to sell your MMNY Tokens or shares of Common Stock in the event of conversion at a price that is attractive to you, or at all.

The Offering is being conducted on a “best efforts basis” with respect to the Maximum Offering Amount and we may not raise sufficient funds in this Offering for us to develop and maintain the Monster Money Network.

MMNY Tokens are being offered by us on a “best efforts” basis, meaning that there is no assurance that any or all of the 300,000,000 MMNY Tokens will be sold. If we sell less than the Maximum Offering Amount, we will be required to seek additional funding to develop our blockchain technology as contemplated, which may not be available on reasonable terms. If we do not raise sufficient funds in this Offering, or if we are not able to obtain additional funding, we may be required to modify or suspend our business plan, which could result in investors losing all or most of their investments. See “Use of Proceeds” on page 23 for more information.

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Our common stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Because we became public by means of a reverse acquisition, we may not be able to attract the attention of brokerage firms.

Because we became public through a “reverse acquisition”, securities analysts of brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of its common stock.

The Company may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. The Company may have difficulty attracting and retaining directors with the requisite qualifications. If the Company is unable to attract and retain qualified officers and directors, the management of its business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

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If the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or detect fraud. Consequently, investors could lose confidence in the Company’s financial reporting and this may decrease the trading price of its stock.

The Company must maintain effective internal controls to provide reliable financial reports and detect fraud. The Company has been assessing its internal controls to identify areas that need improvement. It is in the process of implementing changes to internal controls, but has not yet completed implementing these changes. Failure to implement these changes to the Company’s internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm its operating results and cause investors to lose confidence in the Company’s reported financial information. Any such loss of confidence would have a negative effect on the trading price of the Company’s stock.

There is no assurance that investors in this Offering will receive a return on their investment.

There is no assurance that investors will realize a return on their investments or that their entire investments will not be lost. For this reason, each investor should carefully read our Registration Statement, to which this Prospectus is a part. Investors should consult with their own attorneys and business advisors prior to making any investment decision with respect to the MMNY Tokens.

Voting power of our shareholders is highly concentrated by insiders.

As of the date of this prospectus the Company’s officers and directors beneficially owned approximately 93% of our outstanding shares of common stock and our chairman and CEO owned all the outstanding Series A Preferred Stock. Such concentrated control of the Company may adversely affect the price of our common stock. If you acquire common stock, you may have no effective voice in the management of the Company. Sales by insiders or affiliates of the Company, along with any other market transactions, could affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

Our management will have broad discretion over the use of the net proceeds from this Offering and we may use the net proceeds in ways with which you disagree.

We currently intend to use the net proceeds from this offering to develop Monster Money Network and market Monster products on such Platform and for working capital and general corporate purposes. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

There is no minimum offering amount that must be raised and as a result the Company may raise significantly less than the Maximum Offering Amount.

There is no minimum offering amount that must be raised and as result we may close on significantly less than the Maximum Offering Amount. In the event that we close on less than the Maximum Offering Amount, we may not have sufficient capital to execute on our business strategy the way we have intended. Our ability to obtain additional financing thereafter may have a materially adverse effect on our ability to execute its overall plan and your investment may be lost. All investor funds for subscriptions are being transmitted directly to the Company for the Company’s immediate use.

Additional MMNY Token or stock offerings in the future may dilute your percentage ownership of our company.

Given our plans and expectations that we may need additional capital and personnel, we may need to issue additional MMNY Tokens and/or shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then current stockholders.

If we are able to effect the issue of MMNY Tokens, MMNY Tokens sent to the incorrect wallet addresses may be difficult, if not impossible, to be recovered and may be permanently lost.

It is almost unlikely to recover MMNY Tokens that are sent to incorrect MMNY wallet addresses and is likely be lost. Investors in MMNY Tokens are subject to the inherent risk of permanently losing MMNY Tokens sent to wrong wallet addresses due to various reasons, such as cyber attacks or system failure. The occurrence of any such loss could have a material adverse effect on any investor of MMNY Tokens and could reduce people’s confidence in Monster Money Network which would have a material adverse effect on our business.

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FORWARD-LOOKING STATEMENTS

Statements in this current report in this Registration Statement may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this report, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to:

●	our ability to raise funds for general corporate purposes and operations, including the development of Monster Money Network;

●	the commercial feasibility and success of our bockchain technology and network;

●	our ability to recruit qualified management and technical personnel;

●	the success of Monster products and Monster Money Network;

●	our ability to obtain and maintain required regulatory approvals for our products and services; and

●	the other factors discussed in the “Risk Factors” section and elsewhere in this report.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

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USE OF PROCEEDS

After deducting the commissions payable to the Selling Agents if applicable and the estimated offering expenses that are payable by us, we estimate that the net proceeds from the sale of Monster Money Tokens offered pursuant to this prospectus will be $276 million if the Maximum Offering Amount is sold. These estimates are based upon an assumed initial public coin offering price of US$1.00 per token, the price shown on the front cover page of this prospectus. A US$0.10 increase (decrease) in the assumed initial public offering price of US$1.00 per token would increase (decrease) the net proceeds to us from our offering by $27.6 million at maximum, assuming the number of tokens offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated commissions and estimated expenses payable by us.

We plan to use the net proceeds of our offering for business development and working capital purposes, which may include but not limited to investment in the research and development of Monster Money Network, sales and marketing activities, forming strategic partnerships with established companies selected by the Company, and general capital purposes. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.

The Company intends to develop Monster Money Network in three stages as set forth below:

●	Stage I: establish Monster Money Network to provide the basic transactional functions, such as Monster Money Wallets and processing transactions in MMNY Tokens;
●	Stage II: establish a private off-chain platform where micro-transactions can be completed without or with very limited transaction costs caused by mining activities (“gas”).
●	Stage III: complete Monster’s blockchain and integrate such blockchain to the operating systems of the Company, such as marketing, accounting and auditing, payroll services, inventory control and shipping management.

The following chart provides the approximate use of net proceeds from this Offering in the event that we are able to raise $100 million, $200 million and $300 million.

If the following amount is raised in this Offering

Gross Proceeds		$100 million	$200 million	$300 million

Commission to Selling Agents (1)		$8 million	$16 million	$24 million

Estimated Net Proceeds		$92 million	$184 million	$276 million

Use of Net Proceeds
R&D for Monster Money Network		Complete Stage II of Monster Money Network	Complete Stage II and part of Stage III of Monster Money Network where the Company shall have its blockchain	Complete Stage II and III of Monster Money Network
	Estimated budget	$55 million	$110.5 million	$165.5 million
Marketing and Advertising		Use press releases, radio and television media and limited pop-up stores to market Monster products and Monster Money network	Use press releases, radio and television media, pop-up stores, commercials and influencers and bloggers to market Monster products and Monster Money network	Use press releases, prime radio and television media, pop-up stores, prime time commercials, influential celebrities to market Monster products and Monster Money network
	Estimated budget	$18.5 million	$37 million	$55 million
Partnership development		Develop limited partnerships with selected companies to sell Monster products	Develop partnerships with selected companies to sell Monster products	Fully develop partnerships with selected companies to sell Monster products

	Estimated budget	$14 million	$27.5 million	$41.5 million
General working capital		Administrative and sales expenses	Increased administrative and sales expenses due to the increased size of business and operations	Increased administrative and sales expenses due to the increased size of business and operations
	Estimated budget	$4.5 million	$9 million	$14 million
Estimated Total Budget		$92 million	$184 million	$276 million

(1)	Any unpaid or unused funds shall be allocated for general working capital purposes.

The foregoing represents our current intention based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, fixed-income instruments or on-demand deposits at various credit institutions. We may apply portion of the net proceeds to retire any of our existing and outstanding debts owed to related parties provided that we have raised sufficient funds to implement our business plans as described above.

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PRICE RANGE OF COMMON STOCK

Market Price of and Dividends on Common Stock Equity and Related Stockholder Matters

The Company’s Common Stock is not traded or quoted on any stock markets in the United States at the time of this prospectus. Therefore, there has not been any public trading to date in the Company’s Common Stock.

As of May 25, 2018, there were approximately 48 holders of record of the Company’s Common Stock.

As of May 25, 2018, 0 shares of Common Stock are subject to outstanding options or warrants to purchase or securities convertible into, Common Stock.

DIVIDENDS

The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

Holders of MMNY Tokens are not entitled to any dividends issued on the Company’s Common Stock.

We intend to apply for listing of our Common Stock on the NYSE MKT or NASDAQ. No assurance can be given that our application will be approved. We intend to apply for trading of MMNY Tokens on a cryptocurrency exchange; however, we cannot assure you that such application will be approved in a timely manner or at all.

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CAPITALIZATION

The following table sets forth our capitalization, as of _________, 2018:

[to be inserted]

●	on an actual basis; and

●	on a pro forma basis to give effect to the sale of MMNY Tokens at the public offering price of $1.00 per Token, after deducting commissions payable to the Selling Agents, if applicable, and other estimated offering expenses payable by us.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

DILUTION

The number of MMNY Tokens is fixed at 500,000,000 and investors in this Offering will receive collectively up to 300,000,000 MMNY Tokens at a price of $1.00 per Token. The remaining 200,000,000 Tokens will be deposited into the Company’s Monster Money Wallet and released gradually in the sole discretion of the Board of Directors of the Company to incentivize the developers, contributors and strategic partners of the Company and its Monster Money Network.

If you invest in our MMNY Tokens and decide to convert MMNY Tokens upon the occurrence of the ICO Failure as defined above, your interest in the Common Stock of the Company may be diluted by the future equity offering or the conversion of other securities to equity of the Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Monster, Inc. (formerly known as Monster Cable Products, Inc.) was founded by Mr. Noel Lee in 1978 and is headquartered in South San Francisco, California. Monster Products, Inc. together with approximately ten of its affiliates and subsidiaries created and established the Monster’s brand as end-to-end high-quality audio solutions for consumer and professional use. Starting at the “electrical outlets,” we deliver surge protectors, high quality cables to carry audio signals, and headphones and speakers to deliver high quality sound featuring Pure Monster Sound Technology. We have a portfolio of over 500 patents and trademarks in the United States and internationally. We offer over 5,000 different products in over 160 countries worldwide. Monster has historically sold the majority of its products through retail distribution with limited online sales.

We currently offer five primary categories of consumer products, which are cables, headphones, speakers, power and other mobile phone accessories and add-ons, such as portable chargers, cables and screen cleaning spray. Monster’s sales of its products grew steadily in the past 25 years and exponentially with the introduction of Beats headphones from 2007 to 2012. In 2012, Monster and Beats terminated their relationship, which dramatically interrupted Monster’s product lines and strategies. After the departure of Beats, the management of Monster indicated that it has expanded its product mix to include several headphone lines, a High-Definition Multimedia Interface (“HDMI”) cable and a home audio service line named “SoundStage.”

Monster’s current business strategy is shifting focus away from simply building its product range to pursuing alternative retail platforms and implementing new marketing campaigns. Over the next five years, Monster’s business strategy is to revitalize relationships with the Company’s existing retail relationships as well as target expansion into new retail venues.

Reverse Acquisition

On February 13, 2018, the Company, a Nevada corporation, Monster, LLC, a Nevada limited liability company (“Monster Nevada”) and Monster, Inc., a California corporation (“Monster California” and together with Monster Nevada the “Monster Entities”) and each shareholder and member of the Monster Entities entered into a Share Exchange Agreement (the “Share Exchange Agreement”).

The closing for the Share Exchange Agreement occurred on April 9, 2018 (the “Closing Date”). On the closing for the Share Exchange Agreement, each stockholder and member of Monster, Inc. and Monster, LLC sold and conveyed all of the shares he or she owned in Monster Entities to the Company, which interest constituted 100% of all of the issued and outstanding ownership interests in the Monster Entities. In consideration for the acquisition of 100% of the Monster Entities, the Company issued 300,000,000 shares of its Common Stock to the stockholders and members of Monster Entities pro rata in the respective amounts set forth in the Share Exchange Agreement and an aggregate of 5,000,000 shares held by the Company insiders was cancelled.

The Share Exchange was intended to constitute a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

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Basis of Presentation

Our net sales are derived primarily from the sale of headphones, audio/video cables, surge protectors and audio accessories under the Monster brand names. Amounts billed to retailers for shipping and handling are included in net sales. Sales are reported net of estimated product returns and pricing adjustments. The Domestic segment primarily consists of Monster product sales to customers in the United States. The international segment primarily includes product sales to customers outside the United States.

Gross profit is influenced by cost of goods sold, which consists primarily of product costs, packaging, freight, duties and warehousing. We are experiencing higher product costs due to increasing material, freight and other costs of product. If we are unable to pass along these costs to our retailers and distributors or shift our sales mix to higher margin products, our gross profit as a percentage of net sales, or gross margin, may decrease.

Our selling, general and administrative expenses consist primarily of selling, marketing and advertising expenses, wages, related payroll and employee benefit expenses, distribution, commissions to outside sales representatives, legal and professional fees, travel expenses, utilities, other facility related costs, such as rent and depreciation, amortization of intangible assets and consulting expenses. The primary components of our marketing and advertising expenses include in-store advertising and maintenance of in-store assets, brand building fixtures, content creation, sponsorship of trade shows and events, promotional products and sponsorships for athletes, musicians and artists.

Results of Operations

The following table sets forth selected items in our statements of operations in dollars (in thousands) and as a percentage of net sales for the periods presented:

	Year ended December 31,
	2017		2016
Net sales	$57,487	100.0%	$87,674	100.0%
Cost of goods sold	35,762	62.2%	61,674	70.3%
Gross profit	21,725	37.8%	26,001	29.7%
Selling, general and administrative expenses	44,198	76.9%	50,165	57.2%
Income (loss) from operations	(22,473)	(39.1)%	(24,164)	(27.6)%
(Gain) loss from foreign currency transactions	(1,053)	(1.8)%	563	0.6%
Other expense	1,023	1.8%	(30)	-%
Interest (income) expense	4,209	7.3%	3,981	4.5%
Income (loss) before income taxes and noncontrolling interests		(46.4)%		(32.7)%
	(26,651)		(28,677)
Income taxes	93	0.2%	340	0.4%
Net income (loss)	(26,743)	(46.5)%	(29,018)	(33.1)%
Other comprehensive loss, net of tax	307	0.5%	362	0.4%

Comprehensive loss attributable to Monster, Inc.	$(27,050)	(47.1)%	$(29,380)	(33.5)%

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Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net Sales

The following table reflects our net sales for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016	$ Change	% Change
Net sales
Domestic	$30,896	$50,088	$(19,193)	(38.3)%
International	26,591	37,586	(10,995)	(29.3)%
Total net sales	$57,487	$87,674	$(30,188)	(34.4)%

Total net sales decreased (34.4) % from 2017 versus 2016, with decreased sales in both Domestic and International segments. Domestic and International net sales decreased primarily due to the impact of competition on product sales volume across all product categories and disruption in supply chain which effected sales. This decrease in volume was partially offset by increases in pricing in the cable, speakers and power product categories.

The following are components of change in net sales compared to the prior year:

2017 vs. 2016
Volume	(41.7)%
Price	7.7%
Dilutions	(0.5)%
(34.4)%

The Company has stabled its supply chain which should reverse volume decreases but the Company will continue to experience increased competition due to the expansion of retail in-house brands on the cable and power markets. The increase in average selling price is not expected to continue and was driven by our cable, speakers and power product categories. The unfavorable impact of increases in sales dilutions further contributed to the net sales decrease.

Gross Profit and gross margin

	Year Ended December 31,
	2017	2016	$ Change	% Change
Gross profit
Domestic	$16,332	17,349	(1,017)	(5.9)%
International	5,393	8,652	(3,259)	(37.7)%
Total gross profit	$21,725	26,001	(4,276)	(16.4)%

The following tables reflect our gross profit and gross margin for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016	Basis Point Change
Gross margin %
Domestic %	52.9%	34.6%	1,822
International %	20.3%	23%	(274)
Total gross margin %	37.8%	29.7%	813

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Our overall gross margins fluctuate based on sales volume mix between segments, changes in customer pricing, inventory management decisions, discounts and promotions, product mix, and operational and fulfillment costs.

Gross margins for our Domestic segment increased due to the favorable impact of a release of expired royalty obligations and decreases in product cost, but decreased for our International segment due to increases in product costs and freight costs.

Selling, General and Administrative Expenses

The following table reflects our selling, general and administrative expenses for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016	$ Change	% Change
Selling, general and administrative expenses	$44,198	$50,165	$(5,967)	(11.9)%
Selling, general and administrative expenses as a percent of net sales	76.9%	57.2%

SG&A expenses overall decrease was due to reductions in expenses across all functions, and driven by reductions in Headcount, Salaries, POP Displays/Samples, and Travel expenses. Management has taken several actions since 2016 including but not limited to, headcount reductions across all functional areas, negotiating with customers to lower returns and incentives under dealer programs, reducing marketing spend and branding partnerships to refocus on digital and social marketing, and eliminating unprofitable products and streamlining the product portfolio by reducing SKU count.

Income from Operations

Loss from operations was $(22.5) million and $(24.2) million for the year ended December 31, 2017 and 2016, respectively. Loss from operations as a percentage of net sales was (39.1) % and (27.6) % for the year ended December 31, 2017 and 2016, respectively. The overall decrease was the result of headcount reductions across all functional areas, negotiating with customers to lower returns and incentives under dealer programs, reducing marketing spend and branding partnerships to refocus on digital and social marketing, closing down its manufacturing facility in Tijuana, Mexico, and eliminating unprofitable products and streamlining the product portfolio by reducing SKU count.

Other Expense

Other expense was $0.0 million and $0.5 million for the year ended December 31, 2017 and 2016 respectively, which includes currency effects in Europe, Canada, China and Mexico.

Interest (Income) Expense

Interest (income) expense was $4.2 million and $4.0 million for the year ended December 31, 2017 and 2016, respectively. Interest expense is largely related to interest expense associated to shareholder notes.

Income Taxes

Income tax expense was $0.1 million and $0.3 million for the year ended December 31, 2017 and 2016, respectively. Our effective tax rate for the year ended December 31, 2017 and 2016 was 0.2% and 0.4%, respectively, and reflects change in mix between income in different taxing jurisdictions.

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Net Loss Attributable to Monster, Inc.

The resulting net loss attributable to Monster, Inc. for the year ended December 31, 2017 and 2016 was $(26.7) million and $(29.0) million, respectively.

Liquidity and Capital Resources

Our primary cash needs are generally for working capital, inventory, and capital expenditures. Historically, we have generally financed these needs with operating cash flows as well as shareholder loans from our Majority shareholder. Operating cash flows as a source of liquidity may be impacted by fluctuations in demand for our products, ongoing investments in our infrastructure and expenditures on marketing and advertising.

The following table sets forth, for the periods indicated, our beginning balance of cash, net cash flows provided by and used in operating, investing and financing activities and our ending balance of cash:

	Year ended December 31,
	2017	2016
	(in thousands)
Cash and cash equivalents at beginning of year	$8,328	$9,506
Net cash (used in) provided by operating activities	(28,451)	(14,498)
Net cash provided by (used in) investing activities	(666)	(1,084)
Net cash (used in) provided by financing activities	28,014	14,683
Effect of exchange rate changes on cash and cash equivalents	571	(279)
Cash and cash equivalents at end of year	$7,796	$8,328

Net Cash (Used in) Provided by Operating Activities

Cash from operating activities consists primarily of net income (loss) adjusted for certain non-cash items including depreciation and amortization expense, loss on disposal of property and equipment, provision for doubtful accounts, non-cash interest expense, amortization of stock-based compensation expense and the effect of changes in working capital and other activities.

In 2017, net cash used in operating activities was $28.5 million and consisted of net loss of $(26.7) million less $(9.8) million for non-cash items, plus $8.1 million for working capital and other activities. Non-cash items consisted primarily of decreases of $10.1 million of accounts receivable allowances and reserves; partially offset by $1.4 million of depreciation and amortization. Working capital and other activities consisted primarily of decreases of accounts receivable of $13.0, decreases in inventories of $9.3 million; partially offset by decreases in accounts payable of $10.2 million, increases in prepaid expenses of $4.2 million.

In 2016, net cash used in operating activities was $14.5 million and consisted of net loss of $(29.0) million less $(5.6) million for non-cash items, plus $20.1 million for working capital and other activities. Non-cash items consisted primarily of decreases of $7.0 million of accounts receivable allowances and reserves; partially offset by $1.6 million of depreciation and amortization. Working capital and other activities consisted primarily of decreases in inventories of $17.8 million, decreases of accounts receivable of $13.1; partially offset by decreases in accrued liabilities of $6.2 million, decreases in accounts payable of $5.9 million.

Net Cash Provided by (Used in) Investing Activities

In 2017, net cash used in investing activities was $(0.7) million and consisted primarily of acquisition of property and equipment of $0.8 million.

In 2016, net cash used in investing activities was $(1.1) million and consisted primarily of acquisition of property and equipment of $0.8 million and of acquisition of trademarks $0.4 million.

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Net Cash (Used in) Provided by Financing Activities

In 2017, net cash provided financing activities was $28.0 million and related to net borrowings under notes payable to shareholders of $30.2 million, partially offset by net repayment on accounts receivable factoring arrangement of $2.2 million. In 2016, net cash provided financing activities was $14.7 million and related to net borrowings under notes payable to shareholders of $22.7 million, partially offset by repayment of a bank loan of $7.9 million.

Management is continuing several initiatives, including driving sales, new product launches, additional cost reductions and finding ways to streamline business processes and reassess the business structure. The Company is working on several possibilities of equity source funding with strategic partners and possibly of a public offering through a reverse merger. Management’s goal is to continue to reduce operating losses and attempt to achieve breakeven financial results during 2018 or soon thereafter. Management expects to use cash on hand, borrowings from the Company’s majority shareholder and managing member or equity financing from third parties to achieve its 2018’s operational plan.

Contractual Obligations and Commitments

The following table summarizes, as of December 31, 2017, the total amount of future payments due in various future periods:

	Payments Due by Period
	Total	Less Than One Year	1-3 Years	4-5 Years	More Than Five Years
	(in thousands)
Operating lease obligations	$2,599	$767	$1,517	$315	$0
Total	$2,599	$767	$1,517	$315	$0

The Company is obligated under noncancelable operating lease agreements for its corporate headquarters, manufacturing facility, distribution center and certain equipment. Certain lease agreements provide for minimum base annual rentals adjusted for consumer price index fluctuations. The Company is also required to pay for property taxes and insurance on real estate leases. Total rent expense in 2017 and 2016 was $1,569,987 and $2,636,652, respectively.

Related Party Notes Payable

At December 31, 2017, the Company had collateralized notes payable to shareholders totaling $100.5 million. At December 31, 2017, accrued interest on these notes amounted to $10.7 million, of which $10.6 million was included in accrued liabilities and $0.04 million was included in other liabilities. At December 31, 2016, the Company had collateralized notes payable to shareholders totaling $70.3 million.

At December 31, 2016, accrued interest on these notes amounted to $7.4 million, of which $1.7 million was included in accrued liabilities and $5.8 million was included in other liabilities. These notes payable bear interest at between 4.00% to 6.00% per annum, and mature between February 28, 2018 and April 30, 2020. Interest expense under notes payable to shareholders was $3.7 million and $3.1 million in 2017 and 2016, respectively. The Company is in the process of extending the notes that had matured as of the date of this prospectus.

On April 12, 2018, the Company issued an aggregate of 10,007,981 shares of Series A Convertible Preferred Stock to NL Finance Co, LLC and Noel Lee Living Trust dated November 28, 1998, two noteholders under common control of Mr. Noel Lee in exchange for the conversion of approximately $92,573,824 of the notes owed by Monster, LLC to the two noteholders. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months from April 12, 2018 (the “Issuance Date”) and when convertible, may be converted to common stock of the Company in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock .

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Critical Accounting Policies and Estimates

Principles of Consolidation

The accompanying combined consolidated financial statements include the financial statements of INC and LLC, and their wholly owned subsidiaries. INC’s wholly owned subsidiaries comprised of MC California Limited (“MCCL”), Monster Cable International Limited (“MCIL”) and Monster Latino America Limited S DE RL DE CV (“MLAT”). LLC’s wholly owned subsidiaries comprised of MT Nevada Limited (“MTNL”), Monster Technology International Limited (“MTIL”), Monster Europe Limited (“MEL”), Monster Asia Pacific Limited (“MAPL”), Monster China Limited (“MCL”) and Monster Greater China Limited (“MGCL”). All intercompany transactions and balances have been eliminated in combination/consolidation. INC and LLC have been combined for presentation as the companies are under common control.

The Company consolidates a variable interest entity if the Company is the primary beneficiary of the entity. A company is a primary beneficiary if the enterprise has the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance. The Company performs an ongoing assessment of whether an entity is the primary beneficiary.

Use of Estimates

The preparation of the combined consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit and Economic Risk

The Company sells primarily to retailers in the consumer electronics market globally and its products are primarily manufactured in Asia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company establishes reserves for estimated credit losses. The Company does not have any off-balance sheet credit exposure related to its customers. In 2017, no customers accounted for more than 10.0% of gross sales. In 2016, two customers accounted for 21.9% of gross sales. At December 31, 2017, two customers accounted for 23.6% of trade accounts receivable. At December 31, 2016, two customers accounted for 26.8% of trade accounts receivable.

In 2017, the Company purchased 70.8% of its materials inventory from five vendors. In 2016, the Company purchased 51.3% of its materials inventory from four vendors. At December 31, 2017, two vendors accounted for 24.7% of accounts payable. At December 31, 2016, two vendors accounted for 23.1% of accounts payable.

With its foreign operations, the Company enters into transactions in other currencies which are subject to risks associated with foreign currency rate fluctuations. The Company is also affected by the changing consumer preferences within the retail and consumer electronics market and within each geography. However, management believes that its future business endeavors as well as policies and procedures in place to monitor credit, customer concentration, and foreign currency and supply chain risks are adequate.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by that asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Management believes that no impairment exists for the Company’s long-lived assets at December 31, 2017 and 2016.

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Product Warranty

The Company provides warranties on all power products in the period in which the revenue is recognized. The reserve for product warranties is the Company’s best estimate based on historical experience. The Company’s accrued product warranty costs are included in accrued liabilities on the accompanying combined consolidated balance sheets.

Income Taxes

INC has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (S-Corporation status) for federal and state income tax purposes. As an S-Corporation, taxable income (loss) passes through to the shareholders; accordingly, the Company has not provided for federal income taxes in the accompanying combined consolidated financial statements. The Company provides for minimum state franchise taxes, where applicable. LLC is a limited liability company and is treated as a partnership for federal and state income tax purposes. As such, LLC is not subject to taxation; rather, any income tax liability is the responsibility of its members. Accordingly, LLC has not provided for federal or state income taxes in the accompanying combined consolidated financial statements.

The Company’s foreign taxable subsidiaries account for income taxes using the assets and liability approach. Accordingly, deferred tax assets and liabilities may arise from the differences between the tax basis of an asset or liability and its basis as reported in the combined consolidated financial statements. Deferred tax amounts are determined by using the local tax rates expected to be in effect when the taxes will actually be paid or refunded, as provided under currently enacted local tax laws. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is comprised of the tax currently payable and refundable for the period, net of the change in deferred tax assets and liabilities during the year.

The Company accounts for unrecognized tax benefits using a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that the tax return positions are fully supportable. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate at December 31, 2017 and 2016.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in provision for income taxes. During 2017 and 2016, the Company recognized no such interest and penalties; and the Company had no interest and penalties accrued at December 31, 2017 and 2016.

Revenue Recognition

Revenue from sales of products is recognized, when persuasive evidence of an arrangement exists, delivery of the product has occurred, the price is fixed or determinable, and collectability is probable. Revenue is shown net of estimated returns, discounts, rebates and promotional allowances totaling $11.2 million and $21.9 million in 2017 and 2016, respectively. Other deductions from sales include shipping costs (freight out) totaling $4.1 million and $5.2 million in 2017 and 2016, respectively.

Royalty revenue is recognized when a noncancelable agreement is in force, the product has been sold by the counterparty, the royalty is fixed and determinable and collectability is reasonably assured.

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Equity-Based compensation

The Company measures equity-based compensation cost for equity instruments issued to employees from INC and LLC as of the grant date based on the estimated fair value of the award. Equity-based compensation expense is recognized over the employee’s requisite service period (generally the vesting period of the equity grant). The Company has not applied an estimated forfeiture rate to unvested awards when computing stock-based compensation costs due to the insignificant number of historical forfeitures.

The Company measures equity-based compensation cost for equity instruments granted to nonemployees from INC and LLC based on the fair value of the award on the measurement date, which is the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment), or the date at which the counterparty’s performance is completed. Equity-based compensation related to nonemployee awards is re-measured at each reporting period until the awards are vested.

For all grants made, the Company recognizes compensation cost under the straight-line method.

Fair Value Measurements

Fair value is defined in GAAP as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The hierarchy or this standard requires an entity to maximize the use of the observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are as follows:

Level 1	Quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2

Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new standard on revenue recognition. This new standard redefines revenue recognition around the instance of transfer of control, rather than the transfer of risks and rewards, and also provides recognition guidance in instances of variable consideration, licenses and contract costs. This new standard is effective for annual reporting periods beginning after December 31, 2018 for nonpublic entities (January 1, 2019 for the Company), with early adoption permitted subject to certain limitations. The Company is currently evaluating the impact that the adoption of this standard may have on its combined consolidated financial condition and results from operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

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BUSINESS

Monster Products, Inc. is a Nevada corporation formed on December 29, 2015 as a blank check company with no active business operations. The Company’s registration statement on Form S-1 became effective on September 27, 2016, at 4:00 pm. On February 13, 2018, the Company entered into the Share Exchange Agreement with Monster, LLC and Monster, Inc. Pursuant to the Share Exchange Agreement, upon Closing of the Reverse Acquisition, the Company issued 300,000,000 shares of the Company’s Common Stock to the shareholders and members of Monster, Inc. and Monster, LLC, as applicable, in exchange for all the equity interests therein. Upon Closing, the Company had 317,150,001 shares of Common Stock outstanding. On May 7, 2018, the Company filed a Certificate of Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of the State of Nevada, pursuant to which among other things, the Company changed its name from Atlantic Acquisition Inc. to Monster Products, Inc. that directly owns 100% of Monster, Inc. and Monster, LLC.

Monster, Inc., headquartered in South San Francisco, California, together with approximately ten of its affiliates and subsidiaries created and established the Monster’s brand as end-to-end high-quality audio solutions for consumer and professional use. Starting at the “electrical outlets,” we deliver surge protectors, high quality cables to carry audio signals, and headphones and speakers to deliver high quality sound featuring Pure Monster Sound Technology. We have a portfolio of over 500 patents and over 3,000 trademarks in the United States and internationally. We offer over 5,000 different products in over 160 countries worldwide. Monster has historically sold the majority of its products through retail distribution with limited online sales.

We currently offer five primary categories of consumer products, which are cables, headphones, speakers, power and other mobile phone accessories and add-ons, such as portable chargers and screen cleaning spray. Monster’s sales of its products grew steadily in the past 25 years and exponentially with the introduction of Beats headphones from 2007 to 2012. In 2012, Monster achieved sales of over $1.0 billion in revenues primarily driven by Beats headphones. In 2012, Monster and Beats terminated their relationship, which dramatically interrupted Monster’s product lines and strategies. After the departure of Beats, the management of Monster indicated that it has expanded its product mix to include several headphone lines, a High-Definition Multimedia Interface (“HDMI”) cable and a home audio service line named “SoundStage.”

Monster’s current business strategy is shifting focus away from simply building its product range to pursuing alternative retail platforms and implementing new marketing campaigns. Over the next five years, Monster’s business strategy is to revitalize relationships with the Company’s existing retail relationships as well as target expansion into new retail venues.

As one of the innovations we are undertaking in 2018, Monster Money Network is designed to provide retail consumers the option to purchase Monster products in Monster Money, or MMNY Tokens, in addition to the traditional E-commerce approach whereby consumers may make purchases online and pay fiat currencies through credit or debit cards. We plan to integrate the Ethereum blockchain technology to our E-commerce website to create Monster Money Network. As we develop Monster Money Network and our backend systems, we intend to utilize the blockchain technology to our marketing, accounting and audit, internal control and shipping management functions. We believe the blockchain innovation will bring disruptive advancement to our E-commerce and business operation systems.

Background and History

The management team believes that Monster is a well-recognized provider of high quality consumer electronics and accessories. Monster was the pioneer in the development and retail of high-quality audio products, starting from audio cables. At its inception, Monster was the market leader in the production of quality audio cables and centered its organizational model around the supplying industry. Through the addition of complimentary products over time, Monster has introduced sales tactics utilized by retailers to increase profit margin through “attachment” selling, involving bundling products to the customers. In addition to its cable business, Monster further expanded into new markets. In 1988, Monster launched “Monster Power,” providing high quality AC power sources to audio/video components and computer products and high joule surge protectors for home theater and audio applications. In 2008, we again diversified its product offering with its partnership with Beats Headphones (“Beats”). Monster engineered the technology for Beats, designed, manufactured, and distributed Beats headphones, which achieving a market share of approximately 40% in 2012. In the same year, Beats and Monster terminated the relationship. Thereafter, from 2013 to 2015, Monster launched several headphone lines, reinvented HDMI cables, and improved the home audio devices, including SuperStar series and SoundStage series. Since 2016 up to the date of this prospectus, Monster continues its product innovation, such as Monster SuperStar, one of the world’s smallest portable wireless speakers as of the date of this current report and Power Bank, a line of small but powerful batteries for mobile devices.

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In the past few years, blockchain technologies caused disruptive influence to numerous industries globally. For example, certain financial and lending companies have already begun building blockchain technologies to their networks and platforms. Monster did not discover any E-commerce platforms adopting blockchain technology and believe there may be an opportunity for Monster to develop and operate one of the few blockchain-powered E-commerce platforms in the world. Observing the need for and advantages of a blockchain E-commerce platform, in the end of 2017, Monster technology team started the development of its Ethereum-based network, Monster Money Network, with the desire to provide a secure and transparent E-commerce ecosystem for consumers. We plan to develop our own blockchain and ecosystem for Monster customers, operations, vendors and business partners.

The following is Monster’s organizational structure.

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Management Team

Our management is led by Mr. Noel Lee, the founder of Monster, and a skillful and devoted executive team, including chief operating officer, chief financial officer, and technology director for Monster Money Network as well as other key employees. Our research and development team members have extensive experience in developing new products and both product-related and blockchain-related technologies with full awareness of the market demand and consumer trends. Mr. Alessio Mack leads our research and development team for Monster Money Network. Our marketing and sales department consists of talents that are devoted to utilizing creative methods and avenues to increase our market shares in various markets, such as cables, audio devices, speakers, headphones, power products, and mobile phone accessories. Our current board of directors (the “Board”) consists of Mr. Noel Lee, our chairman of the Board and Chief Executive Officer, and Mr. Fereidoun Khalilian, the Chief Operating Officer and President. We plan to expand our Board by electing additional board members, including independent directors, in the future.

Monster Products

Monster currently offers five primary categories of consumer products, which are cables, headphones, speakers, power and other mobile-related accessories.

Cables

Cables were Monster’s first product offering, based on its observation that the market was lacking high quality audio cables in the music industry. Monster introduced the industry-first high performance speaker cable in 1978. We expanded dramatically from there and now offer a range of applications, including audio, computer, HDMI, mobile phone, music/instrument, speaker, video and headphone cables.

Headphones

Aiming to preserve the sound quality, Monster engineered and developed its own headphones with a focus on high definition audio and strong bass without overpowering audio quality. Monster offers a variety of headphones, such as wireless, in-ear, on-ear and over-ear. Monster’s current headphone family includes ClarityBT DS, ClarityHD, Fatal1ty, iSport Wireless, iSport Wired, NTune and Elements.

Speakers

Monster’s speaker line includes both portable speakers and wireless home theater speaker systems. Monster’s portable boom box range was designed to promote sharing music, dancing, skateboarding and other shared activities via the boom box speaker. The Monster speakers vary by sizes and can connect via Bluetooth to mobile devices. Our SoundStage software allows playback of music through individual speakers or the collective speakers throughout an entire home.

Power Products

Monster Power was launched in 1988 following the success of Monster cable products. Monster discovered the niche market of power source for portable devices because it believes that all electronics require connection to a power source. Monster’s portable power products include mobile power units, car power plugs and wall outlets. The power product range also includes Monster’s home theater power systems, which were introduced as a “clean” power system, effectively reducing debris, noise and interference from outside sources. Monster’s power systems currently have applications ranging from home theaters to professional recording studios. Monster power products feature surge protection with fire-proof technology MOV compression circuits. Our ceramic MOV has become a widely accepted product to safeguard against power surges and protect the power systems from fires, power surges caused by natural disasters and power outages. Monster’s latest power product range includes Power Stations, which are rechargeable power stations for mobile phones, blue tooth speakers and laptops.

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Other Monster Products

Monster also provides accessories and add-ons for mobile phones, such as portable chargers and cables, as well as its ScreenClean, a type of non-alcohol cleaning spray that can be applied to any types of screens, including TVs, tablets and smartphones. In addition, Monster offers a range of portable chargers and batteries with various capacity and charging rates, such as reinforced cables and adapters for charging technology.

Goals

Our Monster team is devoted to providing high quality consumer electronic products and outstanding customer services. We are shifting our business focus away from simply expanding the product range to pursuing alternative retail platforms and implementing new marketing campaigns to amplify our brand recognition and marketing effects. We evaluate the demand factors for each product line and develop our products to better fulfill its demand. The termination of our relationship with Beats disrupted our revenue, approximately 80% of which in 2012 derived from sales of Beats headphones. In the post-Beats era, we have been adjusting our team to a smaller scale and at the same time exploring new avenues to revitalize our business. In 2017, Monster established a new executive team to engineer and implement performance-based initiatives and programs to bring back profitability to Monster. Over the next five years, we plan to both revitalize the relationships we have with existing retailers and expand into new retail venues. For example, our management is pursuing partnerships to develop in-car audio systems and strategic partnerships with companies in leisure and entertaining business. We intend to fully develop the three stages of Monster Money Network and hope to invite as many as possible other E-Commerce platforms to use our blockchain and MMNY Tokens.

Research and Development

1.	Monster Product R&D

We have a talented research and design team that is experienced in engineering and creating new electronic products. We are currently developing a number of new product lines, including Monster TV and safe portable Monster power products. We are co-developing Monster TV with Hisense, a well-recognized television brand and manufacturer based in China. Our future safe power products include single chargers, multi-charging stations and wireless charging. The first product of this type will be “The Executive” Monster Power Bank which will include both a speakerphone and battery charging station.

2.	Monster Money Network & E-Commerce

We plan to implement and integrate blockchain technology onto our E-commerce website where upon the operation thereof, consumers will be able to purchase Monster products and pay for services in MMNY Tokens. In addition, not only will our customers have the options of transacting in MMNY Tokens or fiat currencies on Monster Money Network, our vendors, such as manufacturers and distributors, will be able to conduct transactions through smart contracts and in both MMNY Tokens and fiat money upon completion of Stage 3 of Monster Money Network.

Specially, the Company develops and intends to complete the development of Monster Money Network in the following three stages as set forth below:

●	Stage I: Monster Money Network intends to provide the basic transactional functions, such as Monster Money Wallets and processing transactions in MMNY Tokens;
●	Stage II: establish a private off-chain platform where micro-transactions can be completed without or with very limited transaction costs caused by mining activities (“gas”).
●	Stage III: complete Monster’s blockchain and integrate such blockchain to the operating systems of the Company, such as marketing, accounting and auditing, payroll services, inventory control and shipping management.

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At Stage I, Monster Money Network shall allow customers to purchase Monster products and pay for services via Monster Money Wallets in MMNY Tokens. We intend to integrate all Ethereum updates and innovations to Monster Money Network when available, such as Casper upgrade, and therefore benefit from the higher speeds of processing transactions and other advantages of the Proof of Stake system. On May 8, 2018, developers of Ethereum released a planned improvement to Ethereum’s network- a new version of the code of Casper, the ultimate goal of which is to transit Ethereum from the Proof of Work version to the Proof of Stake version. Casper may, among other things, greatly enhance the transaction processing speed of Ethereum to the extent that may theoretically allow up to one million transactions per second, including domestic and international transactions. In addition, the Casper development team is seeking to solve the problems of excessive energy consumption of mining and creation of new versions of popular cryptocurrencies that may split such cryptocurrencies’ blockchains. We plan to integrate Casper upgrade to Monster Money Network when available and therefore benefit from the higher speeds of processing transactions and other advantages of the Proof of Stake system.

Monster Money Network will maintain the features of traditional E-commerce platforms, including without limitation, customer review and rating, live customer services, product exchange policy and a loyalty program. Unlike the traditional E-commerce platforms, no third-party transaction costs, such as credit card fees, are incurred if the transactions are conducted in MMNY Tokens. MMNY Tokens, the currency to be used on our Monster Money Network, are a type of ERC20 (“Ethereum Request for Comment 20) tokens which comply with the technical standard used for smart contracts on Ethereum blockchains. At Stage I, transactions in MMNY Tokens will incur gas costs, which are the awards to be paid to Ether miners.

At Stage II, the Company plans to establish a private off-chain platform with the most up-to-date Ethereum codes and the ability to process micro-transactions without or with very low gas. Upon completion of Stage II, we will have the capacity to process transactions immediately on Monster Money Network and develop a sub-chain from the main Ethereum blockchain to record our transactions so that we will not rely on Ethereum miners to configure the algorithm underlying each blockchain transaction. We expect the off-chain platform will operate at a higher speed and save substantial gas cost for our customers.

At Stage III, we expect to complete Monster’s own blockchain and integrate such blockchain to the operating systems of the Company. At such stage, the Company plans to utilize blockchain technology for payment processing, affiliate marketing, accounting, auditing & payroll services, inventory control and shipment management, and ultimately substantially eliminating the need of third party services for all Monster transactions conducted in MMNY Tokens. We intend to use our blockchain to record the traffic driven by various affiliated marketing channels, such as influencers, bloggers, celebrities. In addition, we plan to use our blockchain to record transactions for accounting, payments for compensations, and shipping and storing our inventories all over the world. Because blockchains are irrevocable and automated, we expect that integration of blockchain to our operations will greatly reduce man-made errors and manipulation. Because we will not need miners to process our blockchain transactions, our MMNY Token transactions will be free from gas charges.

With our own blockchain that is expected to derive from Ethereum, Monster Money Network will provide a reliable framework of smart contracts, which are computer protocols intended to digitally facilitate, verify or enforce the negotiation or performance of a contract without involvement of any third parties. Smart contracts on Monster Money Network will be made partially or fully self-executing, or self-enforcing, or both. We believe that our own blockchain-powered Monster Money Network shall provide a secure, reliable and private network for our backend functions and safe and transparent platform subject to less manipulation for our customers.

In the future, Monster intends to leverage its global connections and brand visibility along with blockchain technology to bring more and more other E-commerce platforms onto Monster Money Network and expand the user base of MMNY Tokens. We hope to set up the blockchain standard for E-commerce platforms.

Patents & Proprietary Rights

Our success depends in part on our ability to protect our technologies and products by obtaining and maintaining a strong proprietary position. To develop and maintain our position, we intend to continue relying upon patent protection, trademark registration, trade secrets, know-how, continuing technological innovations and licensing opportunities. We intend to seek patent protection whenever available for any products or product candidates and related technology we develop or acquire in the future.

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We have a portfolio of over 600 U.S. and international patents. Our patents protect our position as an industry leader in the consumer electronic space. We have a talented team of designers and engineers that create innovative products, cutting edge technologies and designs that differentiate us from our competitors. We endeavor to protect our new products, design and technologies from both the utility and design perspective to identify the new opportunities for patent protection. We continue to focus our patent application and maintenance efforts on technologies that can provide meaningful benefits to our consumers and competitive advantages to us. We have design patents covering headphones, power banks, cables, speakers, mobile and power. We have key patents surrounding cable, power and audio products. We have been awarded utility patents on certain features and technologies used in some of our products, such as clean power. We cannot guarantee that any pending future patent applications we have filed will result in the successful grant of a patent, or that if patents are issued to us, that such patents will provide meaningful protection against our competitors or against competitive technologies.

We have the trade name “Monster” and the Monster logo and trademark on our Monster products. We believe that having distinctive marks that are registered and readily identifiable is an important factor in identifying and reinforcing our brand and in distinguishing our products from those of our competitors. We consider our Monster trademark and our big M logo trademark and copyrighted design to be among our most valuable assets and we have registered these trademarks in 38 countries. Each trademark registered with the U.S. Patent and Trademark Office has duration of ten years and trademarks registered outside of the United States normally have duration of twenty years depending upon the jurisdiction. Trademarks are generally subject to an indefinite number of renewals upon appropriate application.

Design and Manufacturing

Monster’s operating model is designed to be dynamic and adaptive to changing trends. Our business model centers around three interrelated pillars, including (i) the Monster brand, (ii) the product design and manufacturing process, and (iii) the marketing, sales and distribution process. The management team constantly searches for undersupplied sales channels with limited competition and captive audiences. Currently Monster focuses on identifying new markets via various venues, such as stadiums, arenas, music festivals, hotels and restaurants. Through dynamic targeted sales process, Monster will be able to adapt its products to respond to the changing consumer needs and tastes. We emphasize timely turnaround of the design to manufacturing process. Monster outsources its manufacturing to offshore contract parties, with which Monster has long-lasting relationships.

Marketing, Distribution and Sales

In addition to the traditional sales channels, Monster’s sales team is in the process of forming strong or exclusive bonding with strategic partners in automobile, entertainment and lodging businesses. Our past targeted partnerships include collaborations with Viacom, WPT, Adidas and Diesel with respect to headphones and exclusive provision of in-car audio for Lamborghini’s Veneno Roadster. The Company is currently negotiating with automobile companies and restaurant companies with respect to co-development opportunities or marketing co-branded products. Collaboration with well-known organizations in other industries promotes and Monster’s brand recognition and product development. We believe these relationships with business leaders in various industries increase our followers on large social media. Social media marketing campaigns and strategic collaboration have, as of the date of this current report, produced meaningful sales for Monster.

Meanwhile, Monster is focused on strengthening its existing retail and e-commerce relationships. The Company has distributor and customer relationships across the U.S., Canada, Europe, Middle East, Africa and Asia Pacific. In 2016, Monster entered into a distribution agreement with Brightstar Corporation, a leading consumer electronics distributor, to leverage Brightstar’s network in Japan, Korea, India, Australia, New Zealand, and certain other countries. We generate sales revenues in the Asia Pacific region primarily through various licensing arrangements. In November 2017, Monster entered into a distribution services agreement with Technicolor Home Entertainment Services, Inc. and Technicolor Home Entertainment Services Southeast, LLC (collectively “Technicolor”), pursuant to which Technicolor provides warehousing, distribution and freight management services for Monster’s products that will be sold to Monster’s vendors, retail customer distribution centers and customers directly in the United States.

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We have been using various marketing strategies to reach our target customers, such as presses, bloggers, influencers, commercials on TV and radio, partnerships with celebrities, pop-up stores, bricks and mortar and other resources. We believe that these marketing channels will increase Monster brands’ visibility and influence consumer behaviors and attract consumers’ attention to Monster products and Monster pop-up stores and online stores. We plan to use Ethereum technology to keep record of the traffic driven by each marketing channel to Monster products so that we can evaluate the efficiency of each channel. When Monster Money Network is in operation, we plan to use various marketing strategies to increase its visibility among consumers.

Our Market

We primarily design, engineer, market and sell headphones, cables, docks, speakers, power products and mobile accessories. Therefore, our operations fall under the category of consumer electronic retail. Driven by growth in disposable income and number of household, the retail market for consumer electronics grew at an annualized rate of 3.7% for a period of five years to approximately $19.6 billion in 2016. In the next five years from 2016, IBISWorld forecasts the industry to grow at an annualized rate of 3.8% to approximately $23.6 billion in 2021.

The retail market of consumer electronics is driven by the following factors, technological development, E-Commerce platforms, foreign outsourcing and product importing, household disposable income, and consumer taste. The retail market for consumer electronics consists primarily of six segments, which are multichannel audio equipment; individual components; Bluetooth speakers and radios; headphones; cables; and speakers.

Competition and Advantages

We believe our products and services are competitive because of the following strengths.

Recognized Brandname

Monster started its operations in audio equipment development in 1978 and has been recognized in the segments of cables, headphones, speakers, and power products. Monster’s brand represents music, fashion, high quality, high performance and activities, all of which permeate youth culture. The Monster brand symbolizes a fun, young and irreverent lifestyle combined with creativity and individuality.

●	High Impact Ambassadors

Monster was one of the first consumer electronic brands to work with leading athletes, DJs, musicians, artists and events within sports and the indie and hip-hop music genres. We partner with leading musicians and artists, such as Joe Perry, the lead guitarist and contributing songwriter for the American rock band Aerosmith, and Iggy Azalea, an Australian rapper, singer and songwriter, and numerous other musicians, athletes and youth culture influencers. Our ambassadors and partners embody our brands and provide us with trend and product ideas.

●	Innovation

Monster was the pioneer in the development and retail of high-quality audio products, starting with audio cables. Monster’s leading proprietary innovations include newly introduced HDMI cables and various settings for the headphones.

Over more than thirty years, we have increased employee headcount and spending towards research and innovation. 75% of our workforce is dedicated to research, innovation and product development. We have over 500 issued patents and 3000 trademarks domestically and internationally, with many other patents and trademarks pending.

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●	Targeted Distribution

In addition to the relationships with big box retailers, such as Walmart and BestBuy, we tailor our audio products to the needs of a number of well-known companies in different industries, such as automobile, entertainment, and hospitality businesses.

●	Proven Management Team and Deep-Rooted Company Culture

In 2017, we have assembled a proven and talented management team that is led by Noel Lee, our founder and Chief Executive Officer, Fereidoun Khalilian, the Chief Operating Officer who joined Monster in 2017, and Felix Danciu, the interim Chief Financial Officer who also was recruited by Monster in 2017. Our executive team brings product design, branding, financial, marketing/sales and distribution expertise to Monster. Our management team shares a passion for youth culture and has the common goal of always producing the high quality audio products. Our culture and brand image enable us to attract and retain highly talented employees and managers who share our passion and view for innovation, creativity, music and youth culture.

●	Competitive advantages of Monster Money Network

We believe that the Ethereum framework and future blockchain technology upgrades will bring the following competitive strengths to our Monster Money Network, internal management and control system and the payment processing method when such framework and technology are implemented and integrated to our operating system:

1. Low transaction costs and less involvement of third-party services

When Monster Money Network is in operation, our customers and vendors will be able to conduct transactions in MMNY Tokens or even through smart contracts, which are self-executing computer programs embedded in Monster Money Network whereby parties of such smart contracts shall perform their obligations as required by the computer programs. The use of MMNY Tokens will substantially reduce the involvement of third party services, such as Visa and Mastercard, for payment processing. The reduced use of third party services will cut the transaction costs. Upon the full development of our blockchain, users of MMNY Tokens will not need to pay gas either.

2. Security and stability

Monster is building Monster Money Network on the Ethereum blockchain which is broadly adopted and has the capacity to process a huge number of transactions at high speed. Ethereum blockchain records transactions in a way that is almost impossible to revise or revoke and therefore is subject to little manipulation and errors caused by human factors.

3. Transparency

With the transaction ID, anyone can check the record of a certain blockchain transaction. The public access to blockchain transactions makes it less likely for people to alter the transaction records.

4. Accuracy

When we fully integrate the blockchain technology into our E-commerce platform, accounting and tax management, payment system and inventory management system, these transaction and accounting records will become automated and almost irreversible and therefore we expect errors caused by human input will be substantially reduced.

Our primary competitors

We face significant competition in the retail consumer electronic industry in the U.S. and international markets. We anticipate that the competition will increase in the future. We view Apple, Bose, Sumsung as the examples of our competitors with respect to our Monster products. And we consider Amazon, E-bay and Alibaba as examples of our main competitors with respect to the new Monster Money Network and our existing E-commerce platform.

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Properties

Our corporate headquarters are located at 601 Gateway Blvd., Suite 900, South San Francisco, CA 94080. In accordance to the amended lease agreement entered into in August 2017, Monster, Inc. rents approximately 11,540 rentable square feet for a monthly base rent of $39,200.00 per month with a term of five years that commenced in March 2017. Monster, LLC pays a base rent of $13,500.00 per month for its office space located at 4288 Polaris Avenue, Suite 105, Las Vegas NV 89103. Monster, LLC’s lease commenced on January 1, 2018 and will end on June 30, 2018 and has four six-month options to extend the lease, unless terminated before the ending date.

In addition, we lease office spaces in various countries and regions. Monster Cable International Limited, one of Monster, Inc.’s wholly owned subsidiaries, has rented office spaces at the location of Mill Road House, 1st floor, Town of Ennis, Barony of Islands, County of Clare, Ireland for a term of one year commencing from May 1, 2017. The quarterly base rent of our Ireland premises is €5,850.00 Euros. Monster Asia Pacific Limited, one of the wholly owned subsidiaries of Monster, LLC, leases its office spaces at the location of Kowloonbay International Trade & Exhibition Centre, 1 Trademart Drive, 12thfloor, Units 79, 81 and 83, Kowloon, Hong Kong. Monster Asia Pacific Limited pays the monthly base rent of approximately HK$85,824 and such lease has a term of three years commencing from December 15, 2015. Monster Greater China Limited, another wholly owned subsidiary of Monster, LLC, also leases its office at Kowloonbay International Trade & Exhibition Centre, with its address of 1 Trademart Drive, 12thfloor, Unit 89, Kowloon, Hong Kong. Monster Greater China Limited pays the aforementioned address a base rent of HK$28,608.00 per month for a period of three years commencing on December 16, 2015. Monster China Limited, whose primary beneficiary is Monster, LLC connected through a variable interest entity structure, leases its office at 1277 Beijing Road West, Suites 1405 and 1406, Shanghai, China, of approximately 198.95 square meters (2,141.48 square feet) for a monthly base rent of 22,998 RMB (approximately $3,666 U.S. dollars). Monster China Limited’s renewed lease started on August 1, 2017 and will end on July 31, 2018.

Legal Proceedings

The Company and its subsidiaries are not involved in any other proceedings except as listed below:

1.	HDMI Class Action

Benjamin A. Perez, on his own behalf and on behalf of all others similarly situated, v. Monster, Inc., Best Buy Stores, LP and BestBuy.com, LLC, United States District Court, Northern District of California, filed on August 25, 2015. Perez is a false advertising case that challenges statement made on the packaging of certain Monster HDMI cables. Among other things, Perez alleged the cause of action in violation of the Magnuson Moss Warranty Act, breach of express warranty and implied warranty of merchantability. This case is presently stayed pending settlement of Joseph v. Monster, Inc., et al. as discussed below.

Amy Joseph and Robert O’Brien, individually and on behalf of all others similarly situated, v. Monster, Inc., Best Buy Stores, L.P. and BestBuy.com, LLC, Circuit Court of Cook County, Illinois, County Department, Chancery Division, filed on September 22, 2015. This case challenges the same labeling representations challenged in Perez. Plaintiffs alleged causes of actions, among other claims, violation of the Illinois Consumer Fraud and Deceptive trade Practices Act and breach of express warranty and implied warranty of merchantability. On June 30, 2016, Monster, Inc. agreed to settle the Joseph case on a class basis. Plaintiff in the Perez matter intervened in this litigation and objected to the settlement which delayed the preliminary approval hearing that was scheduled on March 6, 2017. The Circuit Court of Cook County certified a settlement class and a ruling on preliminary approval was set for March 9, 2018. The Perez action was stayed pending final approval of the Joseph action.

During the intervention proceedings, Monster and its counsel believed that the objector, Perez, did not own one of the HDMI cables at issue and made various misrepresentations to the Court in support of intervention. Monster, Best Buy, and Plaintiffs filed motions for sanctions against Perez and his counsel, seeking to recover their costs and fees incurred in connection with Perez’s intervention. Perez and his counsel denied that they made any false statements, and the Court was therefore required to hold a two-day evidentiary hearing on the motions for sanctions. A ruling on the motions for sanctions is pending. Perez recently filed a retaliatory motion for sanctions against Monster, Best Buy and their counsel. Monster’s counsel believes that this motion lacks any merit whatsoever.

The management of Monster is seeking to settle the Joseph case and move for sanctions against Perez.

2.	Designer’s Management Agency, Inc. v. Monster, Inc., San Mateo Superior Court, filed on July 18, 2017

Designer’s Management Agency, Inc. filed this lawsuit seeking $76,591.57 alleging that it provided Monster, Inc. with creative services related to a presentation for Best Buy, and that such amount remained unpaid. On December 19, 2017, this lawsuit was settled and later dismissed on January 4, 2018.

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3.	Monster, LLC v. Freebit

Monster, LLC and Freebit AS (“Freebit”) entered into a Licence Agreement dated October 5, 2010, pursuant to which Freebit licensed certain technology to Monster for Monster to adopt in its headphone products. Such License Agreement provided an indemnity in respect of any potential infringement claims brought against Monster relating to such licensed technology.

On February 26, 2014, the Bose Corporation filed a complaint against Monster, LLC with the United States International Trade Commission, alleging that Monster was selling headphones in the United States, which infringed Bose’s patent US8311253 B2, that was related to the technology that Monster licensed from Freebit. Bose and Monster settled the case before the International Trade Commission in October 2014.

After the settlement with Bose, Monster sought to enforce its indemnity right against Freebit, in respect of the approximately $2.5 million U.S. dollars incurred in the Bose case. Freebit deny that the indemnity would cover this situation and have, accordingly, refused to indemnify Monster in this regard. As a result, Monster alleged that Freebit breached the License Agreement. Freebit counterclaimed that Monster also breached the License Agreement for Monster’s failure to pay certain licensing fees provided under the Licensing Agreement.

On October 13, 2015, Monster and Freebit had a mediation which did not solve the dispute. Currently, Monster Management is seeking other practical solutions to solve the dispute with Freebit regarding the indemnity.

4.	Caesars Entertainment Operating Company, Inc., et al. v. Monster, Inc. and Monster, LLC, Nevada District Court for Clark County

Caesars Entertainment Operating Company, Inc. and certain its affiliate (collectively “Caesars”) commenced litigation against Monster concerning that certain Sponsorship and Advertising Agreement dated January 1, 2014 pursuant to which Caesars agreed to provide Monster with branding, signage and retail sales (the “Nevada Litigation”). Monster filed counterclaims for the amount due under such Agreement and sought for a temporary restraining order (the “TRO”) to prevent removal of Monster signs and negative impacts on Monster. The TRO was granted on the condition that Monster paid the monies owed as of the date of the TRO. A few days after the grant of the TRO, Caesars filed for bankruptcy on January 15, 2015 and the Nevada Litigation was stayed thereby. Monster’s counterclaims in the Nevada Lititgation provided a basis for Mosnter’s claims against Caesars in its bankruptcy cases (the “Bankruptcy Claims”). Monster is seeking recovery of $1,207,500 that it paid pursuant to the Court order to obtain the TRO. The Bankruptcy Claims remain pending as do Caesars’ claims in the Nevada Litigation. The stipulated stay due to Caesars’ bankruptcy expired at the end of March 2018. Monster and Caesars are awaiting an order from the bankruptcy court to proceed with the Nevada Lititgation. Monster and Caesars remain open to the possibility of settlement.

5.	Monster, Noel Lee v. Beats Electronics, HTC America Holding and Paul Wachter (trial court No. BC595235; Appellate No. B288598)

On January 6, 2015, Monster, LLC (“Monster”) and Noel Lee (collectively, “Plaintiffs”) brought an action in San Mateo County Superior Court, Case No. CIV531991, against five defendants: (1) Beats Electronics, LLC (“Beats”); (2) Andre Young a/k/a “Dr. Dre”; (3) Jimmy Iovine; (4) Paul D. Wachter; and (5) HTC America Holding, Inc. (collectively, “Defendants”). The case was later transferred to the Los Angeles Superior Court. In that action, Plaintiffs allege that Defendants engaged in deliberate and conspiratorial acts and corporate betrayal intended to erase Plaintiffs from the “Beats By Dr. Dre” product line, which resulted in substantial monetary and reputational damage to Plaintiffs.

Defendant Beats filed a Cross-Complaint against Plaintiffs, contending that by filing the action, Plaintiffs breached certain release provisions set forth in a Termination Agreement and a related Repurchase Agreement. By its Cross-Complaint, Beats seeks to recover, as damages, the attorneys’ fees and costs it incurred in the action, not only on behalf of itself, but also on behalf of Messrs. Dre, Iovine and Wachter and non-party Apple, Inc. Beats claiming damages in excess of $11,000,000. On August 29, 2016, the Court granted the Motions for Summary Judgment in favor of Beats, Wachter and HTC on the Complaint filed by Plaintiffs.

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In subsequent proceedings to determine the amount of the judgment for Beats and against Monster, Beats was awarded attorney’s fees as damages in the amount of $11,578,265.50, Wachter was awarded $3,118,492 and HTC was awarded $1,684,886. On March 6, 2018, Monster filed notices of appeal from the judgments entered in favor of Beats, HTC and Wachter, and those appeals are now pending. The required cash bond in the amount of $17, 524,418. 55 was deposited on March 13, 2018 with the California Superior Court, ensuring that Beats cannot enforce the judgment during the pendency of these appeals (appeals which are soon to be consolidated by agreement of the parties). The appeals have been consolidated by the court.

6.	Beats Electronics vs. Monster (Case No. BC675937)

On September 15, 2017, Beats Electronics, LLC and Beats Electronics International f/k/a Beats Electronics International Limited (together, “Beats”) filed a suit against Monster, LLC, Monster, Inc., Monster Technology International Limited and Monster Cable International Limited (collectively, “Monster”), alleging a single claim for breach of contract. The claim relates to a distribution agreement (the “Agreement”) among the parties, pursuant to which Monster was entitled to purchase certain Beats products and distribute them in designated geographical regions. After the Agreement was terminated, and pursuant to its terms, PriceWaterhouseCoopers (“PWC”) conducted an audit to determine what amounts, if any, were owed by Monster to Beats. PWC concluded that Monster owed Beats $71,220,915, 20,065,036 Euros and 716,107 Canadian. Monster cross-claimed against Beats under four agreements: (1) the distribution agreement; (2) the termination agreement; (3) the royalty agreement; and (4) the sales representative agreement. Monster alleges that PWC’s audit improperly excluded amounts Beats owed Monster under the termination agreement, as it was the parties’ practice to offset any amounts owed under one agreement against the other; PWC’s original audit included these offsets, but its final report excluded them after Beats protested. In total, Monster is claiming $128 million in damages under these four agreements.

A hearing was set for March 20, 2018 on Beats’ demurrer to the first amended cross-complaint. The Court, after hearing the argument and reviewing the supplemental papers filed, ruled in favor of Monster, denying Beat’s motion to dismiss and, in effect, preserving Monster’s legal claims to those funds for inventory buy-back and dealer costs .

7.	Andry Specialty Vehicles vs. Monster (Case No. BC685758)

A complaint was filed on December 4, 2017, by Plaintiff Andry Specialty Vehicles, alleging that Monster owed Plaintiff for services rendered in the amount of $379,449.87. Monster filed an answer, denying all liability, and a cross claim against Plaintiff for conversion and replevin (return of Monster’s personal property wrongfully retained by Plaintiff).

Plaintiff’s response to Monster’s Cross-Complaint was due on March 20, 2018, and the Case Management Conference was scheduled for March 23, 2018.

8.	John DeTemple vs. Monster, Noel Lee (Case No. BC684382)

Plaintiff John DeTemple filed an action in November 2017 for alleged breach of contract claiming that Defendants pay Plaintiff for advertising and promotional services, with no specific amount of damage being alleged. A Demurrer on behalf of Monster was filed on February 6, 2018, asserting that the complaint is defective for its failure to include the material terms of the parties’ alleged contract. The Plaintiff’s opposition to the Demurrer is due on April 10, 2018, the hearing date is April 23, 2018, and the Case Management Conference with the Court is set for April 2, 2018.

9.	AIT Worldwide Logistics vs. Monster (Case No. 18-civ-00541)

Plaintiff AIT Worldwide Logistics filed a complaint against Monster in the San Mateo Superior Court on February 1, 2018, alleging breach of contract and unjust enrichment for alleged failure to pay Plaintiff for transportation services (trucking) in the amount of $463,312.95. Monster filed a Demurrer (motion to dismiss) on March 7, 2018, asserting that Plaintiff’s complaint was legally defective for failure to allege the material terms of the parties’ agreement. Plaintiff’s Opposition to this Demurrer was due on March 22, 2018, and Monster’s Reply to that Demurrer was due on March 28, 2018. The parties’ Case Management Conference with the Court is scheduled for May 31, 2018.

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10.	Daniel Paine vs. Zenon Chan, et al.

Plaintiff Daniel Paine filed a lawsuit to recover damages for personal injuries that allegedly incurred in an automobile accident on May 12, 2017. Mr. Paine’s vehicle was struck by a vehicle driven by co-defendant Zenon Chan while Mr. Chan was participating in an event allegedly hosted by Monster, Inc. The parties have exchanged written discovery, subpoenaed records, and have conducted the depositions of Zenon Chan and Daniel Paine. The trial is presently scheduled for June 11, 2018, but will be continued to October 29, 2018 based upon the stipulation of the parties.

The management of Monster believes that Mr. Chan’s insurer is responsible to defend and indemnify Monster, Inc. for any injuries caused by Mr. Chan. Monster, Inc. is contesting the matter and has tendered the defense and indemnity to Zenon Chan’s liability insurance carrier.

11.	Brooklyn Events Center, LLC, et al. v. Monster, Inc.

On or about April 10, 2018, Brooklyn Events Center, LLC and Brooklyn Nets, LLC, filed a compliant against Monster, Inc. in the United States District Court, Southern District of New York in connection with a sponsorship agreement dated March 13, 2017. The complaint alleges claims for breach of contract, trademark infringement, unfair competition, and false designation of origin against Monster, Inc. This lawsuit is currently in the pleading stages of litigation and, as a result, it is difficult to estimate the likelihood of an adverse award of damages. Monster, Inc. intends to vigorously defend this matter.

12.	Plastoform Industries Ltd. v. Monster, LLC & Monster, Inc.

On or about May 11, 2018, Plastoform Industries Ltd. filed a complaint against Monster, LLC and Monster, Inc. in the United States District Court, Northern District of California relating to an alleged master manufacturing and supply agreement. The complaint alleges, among other things, a claim for breach of contract against Monster, LLC and Monster, Inc. This lawsuit is currently in the pleading stages of litigation and, as a result, it is difficult to estimate the likelihood of an adverse award of damages. Monster, LLC and Monster, Inc. intend to vigorously defend this matter.

Employees

We currently have 139 full-time employees. We have employment contracts with most of our executive officers. And we intend to enter into employment agreements with other key personnel in the future.

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MANAGEMENT

Executive Officers, Directors and Key Employees

Below are the names and certain information regarding the Company’s executive officers, directors and key employees of the company, following the Reverse Acquisition.

Name	Age	Position

Noel Lee	69	Chairman of the Board and Chief Executive Officer

Fereidoun Khalilian	46	President, Chief Operating Officer and Director

Art Hamilton	46	Interim Chief Financial Officer and Controller

Gerardo Lopez	47	Vice President of Products Operations - Global Supply Chain

Alessio Mack		Director of Monster Money Network

Noel Lee, Chairman of the Board and Chief Executive Officer, is our founder since the inception of Monster, Inc. on October 23, 1978. Mr. Lee started his career in the laser fusion group for the Lawrence Livermore National Laboratory. He quit his engineering job in 1974 to play drums for a country rock band. After the band separated, he founded Monster Cable Products, Inc. (renamed as Monster, Inc.) in 1978 based on loudspeaker cables he invented and manufactured in his garage.

Since launching Monster, Inc. almost 40 years ago, Noel Lee has revolutionized music listening for millions of people. He began by conceiving and creating the first-ever premium loudspeaker cables, continued with unprecedented power conditioning products and more recently, headphones and Bluetooth speakers. Mr. Lee’s sound technology has dramatically enhanced the consumer music experience. In 2008, Mr. Lee transformed the personal audio industry with the creation and marketing of the Beats by Dre line of headphones. Using his knowledge of acoustics, manufacturing, and sound, Mr. Lee created headphones that delivered the bass and impact that urban and hip-hop music demanded. Noel Lee has been awarded dozens of industry leadership and philanthropic awards, including being inducted in the CTA Hall of Fame in 2015 and the Lifetime Achievement Award at the prestigious Plus X Awards® in Berlin. Mr. Lee graduated from California Polytechnic State University with a bachelor’s degree in mechanical engineering.

Fereidoun Khalilian, President, Chief Operating Officer and Director, has served as our Chief Operating Officer since January 2017. Mr. Khalilian has over twenty years of management experience in various industries, particularly in the entertainment business. He served as a managing director at Universal Entertainment Group since 2009 till now and an entertainment manager at Hollywood Production Group since 2011 till now. Previously Mr. Khalilian led Club Paris as the CEO from October 2003 until December 2007. From January 2001 to December 2004, he served as the CEO of Euro Fitness and from November 1998 to April 2005, Mr. Khalilian was the Regional Vice President at Bally Total Fitness.

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Without admission of any liability or wrongful conduct, Mr. Khalilian entered into two stipulated permanent injunctions and final orders based on the settlements to two separate civil lawsuits with Federal Trade Commission (“FTC”) with respect to certain Mr. Khalilian’s telemarketing and advertising activities in 2010 and 2001. On June 2, 2010, Plaintiff FTC filed a complaint against Fereidoun Khalilian and the Dolce Group Worldwide, LLC for consumer redress and injunctive and other equitable relief in connection with the marketing of extended automobile warranties. In order to avoid the long litigation proceeding and without admission of any liability, violation of law or wrongful conduct, Mr. Khalilian and FTC reached a settlement agreement on this civil matter and thereafter on January 6, 2011, the United States District Court Southern District of Florida issued an order entering a stipulated permanent injunction against Fereidoun Khalilian and the Dolce Group Worldwide, LLC based on such settlement agreement. Mr. Khalilian complied with the terms of the stipulated injunctions with respect to all his duties, such as telemarketing and reporting duties. With respect to another separate FTC matter, in 2001, in order to avoid the long litigation proceeding and without admission of any liability, violation of law or wrongful conduct, Mr. Khalilian and the FTC reached a settlement agreement with respect to the lawsuit in connection with certain Mr. Khalilian’s marketing activities involving vacation packages. On June 8, 2001, Mr. Khalilian and FTC agreed to the entry of another Stipulated Final Order of Permanent Injunction issued by the Court of United States District Court Middle District of Florida Orlando Division resolving such civil dispute based on the settlement agreement. Mr. Khalilian complied with the terms of the stipulated injunctions with respect to all his duties, such as advertising and reporting duties. As of the date of this current report, Mr. Khalilian has fully satisfied all the terms as set forth in both stipulated injunction orders and settlement agreements with the FTC and currently owes no duties to FTC.

Art Hamilton, Interim Chief Financial Officer and Controller, joined Monster in November 2017. Art Hamilton held accounting-related positions at various companies in the entertainment and gaming industry before joining Monster. Mr. Hamilton served as Chief Financial Officer at NYX Gaming Group Ltd from July 2014 to August 2016 and Executive Vice President, Finance to September 2017 in Las Vegas, Nevada. Mr. Hamilton was the Chief Accounting Officer at Spectrum Group International from May 2010 until February 2014. Mr. Hamilton received an M.B.A. from Northwestern University Kellogg School of Management in 2007 and a bachelor degree in accounting and business management from the University of Baltimore.

Gerardo Lopez, Vice President of Products Operations - Global Supply Chain, joined Monster in 2006 as a Supplier Quality Engineer with a strong background in audio and product specifications. Mr. Lopez has been at various positions with Monster all the way to the Vice President of Products Operations since 2015. Mr. Lopez received a bachelor degree of Industrial System Engineering from Technical State University in 1994.

Alessio Mack, Director of Monster Money Network, [to be completed]

The Company’s directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

The Company’s executive officers and key employees are all full-time employees.

Board Leadership Structure and Role in Risk Oversight

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. As of the date of this Current Report, Mr. Noel Lee serves as both Chairman of the Board and Chief Executive Officer.

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

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Involvement in Certain Legal Proceedings

To our knowledge, except as set forth above in this current report, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

Currently, the Board does not have any standing audit, nominating or compensation committees, or committees performing similar functions. The Company’s Board does not have any committee as, prior to the Acquisition, the Company had no operating business. After the Acquisition, the Company intends to elect additional independent directors to the Board and form audit, nominating and compensation committees as soon as practicable.

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EXECUTIVE COMPENSATION

The following table sets forth all compensation paid in respect of Monster’s principal executive officers and those individuals who are significant employees or received compensation in excess of $100,000 per year for 2016 and 2017.

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Option Awards (US$)	All other compensation (1) (US$)	Total (US$)

Noel Lee, Chairman and CEO(2)	2017	-	-	-	19,086	19,086
	2016	864,821	-	-	-	864,821

Fereidoun Khalilian, President, COO and Director (3)	2017	8,015	-	-	-	8,015
	2016	-	-	-	-	-

Felix Danciu, former interim CFO and interim Managing Director (4)	2017	100,000	-	-	-	100,000
	2016	-	-	-	-	-

Art Hamilton, interim CFO and Controller (5)	2017	38,150	-	-	2,209	40,359
	2016	-	-	-	-	-

AJ Vadera,	2017	335,442	-	-	7,500	342,942
Former CFO (6)	2016	476,282	100,000	-	-	576,282

Gerardo Lopez, Vice President of Products Operations - Global Supply Chain	2017	240,630	-	-	30,278	270,908
	2016	241,577	-	-	-	241,577

(1)	Represents health benefits and the Company’s contribution to the employee’s 401(k).
(2)	Because Mr. Noel Lee through entities controlled by him provided large amounts of credit to fund the Company’s operations in 2017, Mr. Lee decided not to have the Company or its subsidiaries pay him compensations in 2017.
(3)	Mr. Khalilian started his service at the Company in January 2017.
(4)	Mr. Danciu started his service at the Company in November 2017 and was terminated in March 2018.
(5)	Mr. Hamilton commenced working at the Company in November 2017.
(6)	Mr. Vadera was terminated in August 2017.

The Company anticipates entering into an employment agreement with Mr. Fereidoun Khalilian in the near future.

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Outstanding Equity Awards at Fiscal Year-End

the Company had no outstanding equity awards or equity compensation plan as of March 25, 2018. Effective as of the closing of the Reverse Acquisition on April 12, 2018, there are no share of Monster, Inc. or unit of Monster, LLC outstanding but unvested. We do not have any outstanding equity incentive plan to issue options or warrants to purchase common shares of Monster, Inc. or units of membership interest in Monster, LLC.

The following table sets forth outstanding equity awards to Monster’s named executive officers as of December 31, 2017.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option awards Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price (US$)	Option expiration date
Noe Noel Lee	0	0	0	$0	-
Fereidoun Khalilian (1)	0	0	0	0	-
FelixFelix Danciu (2)	0	0	0	0	-
Art Hamilton (3)	0	0	0	0	-
AJ VAJ Vadera (4)	0	0	0	0	-
Gerardo Lopez	0	0	0	0	-

(1)	Mr. Khalilian started his service at the Company in January 2017.
(2)	Mr. Danciu started his service at the Company in November 2017 and was terminated in March 2018.
(3)	Mr. Hamilton commenced working at the Company in November 2017.
(4)	Mr. Vadera’s employment with the Company was terminated in August 2017.

Director Compensation

None of the Company’s directors received any compensation for services as directors for the Company before or after the Reverse Acquisition during the fiscal years of 2016 and 2017.

Director Independence

Noel Lee and Fereidoun Khalilian are our current directors and neither is independent as defined under the Nasdaq Marketplace Rules.

Risk Management

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

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THE OFFERING OF MMNY TOKENS

We intend to “mint” MMNY Tokens as the fungible currency to be used on the Monster Money Network when and as it is in operation. The Company will accept investment for MMNY Tokens within two days following the Effective Date of this Prospectus. The Offering will terminate on the earlier of (i) one year from the Effective Date; (ii) the date on which the Maximum Offering Amount is sold, or (iii) the date that the Offering is earlier terminated by us, in our sole discretion. We reserve the right to accept or decline investment in this Offering or postpone the termination date of this ICO of our MMNY Tokens. We will not commence this Offering until the Effective Date.

We intend to offer 300 million MMNY Tokens to the investors in this Offering to raise the Maximum Offering Amount of $300 million. If we fail to raise the Maximum Offering Amount, we may use other avenues to raise funds to implement the plan of operations of the Company. However, we cannot provide any assurance that we will be able to execute our business plan in a timely manner or at all in the future.

In the event of the ICO Failure, each investor of MMNY Tokens shall have the right to convert his or her MMNY Tokens purchased pursuant to this Prospectus to the Company’s Common Stock registered herein at the Conversion Rate of four (4) MMNY Tokens to one (1) share of the Company’s Common Stock. The “ICO Failure” means that i) MMNY Tokens shall not have been traded on a cryptocurrency exchange or a U.S. stock exchange, including the OTC Markets, on or after June 30, 2020 because either this registration statement is not declared effective by the SEC or MMNY Tokens are not approved for trading on such exchange market; or ii) MMNY Tokens shall have ceased trading on June 30, 2020 due to legal or administrative enforcement actions by the SEC, the CFTC, or any other government authorities. ICO refers to this Initial Coin Offering of MMNY Tokens.

Future MMNY Token Supply

The total number of MMNY Tokens is fixed at 500,000,000. In this Offering, we plan to issue up to 300,000,000 MMNY Tokens to the investors who purchase our Tokens pursuant to this prospectus at a per Token price of $1.00. Simultaneously with the issuance of MMNY Tokens to the investors in this Offering, there will be a total of 200,000,000 MMNY Tokens minted and stored in a wallet belonged to the Company for future issuance in the sole discretion of the Board of Directors. Following the launch of the Monster Money Network and the issuance of MMNY Tokens, the Board of Directors will consider the performance of and the need to motivate and award our developers, advisors, contributors and partners and gradually supply and release part of the 200,000,000 MMNY Tokens thereto.

In addition, we estimate the total number of MMNY Tokens may decrease due to holders losing the addresses or private keys to their MMNY Wallets and other forms of attrition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the date of filing of this report, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Common Stock		Percentage of	Series A Preferred		Percentage of
Name of Beneficial Owner (1)	Beneficially Owned		Common Stock (2)	Stock Beneficially owned		Series A Preferred Stock
Directors and Officers:
Noel Lee	253,337,690	(3)	80.17%	10,007,981	(4)	100%
Fereidoun Khalilian	38,163,234		12.08%
Art Hamilton	-
All officers and directors as a group (3 persons)	291,500,924		92.25%	10,007,981		100%
Beneficial owners of more than 5%:
As listed above

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Monster, Inc., 601 Gateway Blvd., Suite 900, South San Francisco, CA 94080.
(2)	Applicable percentage ownership is based on 316,000,000 shares of common stock outstanding upon closing of the Reverse Acquisition. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of March 26, 2018 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Held by Lee Living Trust.
(4)	Held by NL Finance Co, LLC and Noel Lee Living Trust, both of which are beneficially owned by Noel Lee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

Related Party Receivable

At December 31, 2017 and 2016, the Company had a loan receivable in the amount of $1.9 million and $2.0 million, respectively, from a relative of the majority shareholder. This loan does not bear interest or have a maturity date.

Related Party Notes Payable

At December 31, 2017, the Company had collateralized notes payable to shareholders totaling $100.5 million. At December 31, 2017, accrued interest on these notes amounted to $10.7 million, of which $10.6 million was included in accrued liabilities and $0.04 million was included in other liabilities. At December 31, 2016, the Company had collateralized notes payable to shareholders totaling $70.3 million. At December 31, 2016, accrued interest on these notes amounted to $7.4 million, of which $1.7 million was included in accrued liabilities and $5,778,011 was included in other liabilities. These notes payable bear interest at between 4.00% to 6.00% per annum, and mature between February 28, 2018 and April 30, 2020. Interest expense under notes payable to shareholders was $3.7 million and $3.1 million in 2017 and 2016, respectively. The Company is in the process of extending the notes payable owed to the shareholders that expired as of the date of this prospectus.

On April 12, 2018, the Company issued an aggregate of 10,007,981 shares of Series A Convertible Preferred Stock to NL Finance Co, LLC and Noel Lee Living Trust dated November 28, 1998, two noteholders under common control of Mr. Noel Lee in exchange for the conversion of approximately $92,573,824 of the notes owed by Monster, LLC to the two noteholders. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months after April 12, 2018 (the “Issuance Date”) and when convertible, may be converted to common stock of the Company in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock .

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DESCRIPTION OF SECURITIES AND MMNY TOKENS BEING OFFERED

The Company’s authorized capital stock consists of 800,000,000 shares of common stock, par value of $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As of the date of the filing of this prospectus, there are 316,000,000 shares of the Company’s common stock and 10,007,981 shares of preferred stock issued and outstanding.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The Company’s articles of incorporation authorize the issuance of 25,000,000 shares of preferred stock, par value $0.001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders. On April 11, 2018, the Board of Directors of the Company issued resolutions, among other things, authorizing the Company to designate 10,007,981 shares of preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock shall be entitled to participate in dividends without cumulative rights only when the Board of Directors of the Company declares dividends on common stock of the Company in compliance with the laws of Nevada and articles of incorporation and bylaws of the Company. Series A Preferred Stock shall not be entitled to any liquidation preference in the event of liquidation, dissolution or winding up of the Company, voluntarily or involuntarily. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months after April 12, 2018 (the “Issuance Date”) and when convertible, may be converted in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock .

We intend to engage a Transfer Agent to keep records of our common stock. ____ will automatically keep records of MMNY Tokens held by each person.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

The Company’s bylaws provide that the amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case in which there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

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PLAN OF DISTRIBUTION

We are offering a maximum of 300,000,000 Monster Money (“MMNY”) Tokens at a price of $1.00 per Token for gross proceeds of $300,000,000, before deduction of commissions, if applicable, and offering expenses.

There is no minimum offering amount required as a condition to closing in this offering, and as a result, the actual public offering amount, any placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total Maximum Offering Amount. This offering will terminate on the earlier of (i) one year from the Effective Date; (ii) the date on which the Maximum Offering Amount is sold, or (iii) the date that the Offering is earlier terminated by us, in our sole discretion. Any and all funds for the Tokens purchased in the offering will be transmitted the applicable Escrow Accounts and released to us upon the termination of the Offering.

In determining the offering price of the MMNY Tokens and the Conversion Rate, we have considered a number of factors including, but not limited to, the target price of our Common Stock, the illiquidity and volatility of our Common Stock and MMNY Tokens, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. The offering price for the MMNY Tokens and the Conversion Rate to Common Stock will remain fixed for the duration of the Offering.

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the shares directly the public with no commission or other remuneration payable to him for any shares that are sold by him. We may also engage registered broker-dealers to offer and sell the shares (collectively, the “Selling Agents”). We may pay any such Selling Agents who make such sales a commission of up to 8% of the aggregate purchase price of MMNY Tokens sold in this offering by them in cash, MMNY Tokens, or a combination thereof with equivalent value. However, we have not entered into any underwriting agreement, arrangement or understanding for the sale of the MMNY Tokens being offered.

This Offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreement to prospective investors. We may terminate this offering prior to the expiration date. Our officers and directors will sell the MMNY tokens and shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a. Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and

b. Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c. Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act of 1934, as amended, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) and (a)(4)(iii).

Our officers, directors, control persons and affiliates may purchase MMNY Tokens in this Offering.

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Investors interested in subscribing for MMNY Tokens in this Offering must complete and deliver to the Company a completed subscription agreement to the address provided in the subscription agreement. Within one business day of receipt of the subscription agreement, the Company will inform the investor that it has accepted the subscription and within three business days of the Company’s notification of this acceptance, the investor should deliver the purchase price in the amount of $1.00 per Token being purchased to the Company in immediately available funds in the form of U.S. dollars or Ethers. If the funds are in U.S. dollars, the investors may wire the funds using the wire transfer instructions provided in the subscription agreement. If the funds are Ethers, the investors may send the funds to the Escrow Agent’s Wallet, the address of which is provided in the subscription agreement. Promptly following the receipt of subscription proceeds from the investor, the Company will deliver to the investor MMNY Tokens purchased by such investor to the public address of such investor’s Monster Money Wallet. As a result, upon execution of the subscription agreement by the subscriber and acceptance by the Company such subscription is irrevocable.

The following table shows the per Token and total Selling Agents’ fees that would be paid if Selling Agents sell the Maximum Offering Amount. The Company will not pay commission for any amounts not sold by Selling Agents.

Placement agents’ fees per MMNY Token	$
Maximum Offering Amount total selling agents’ fees	$

Any Selling Agent engaged by us will only be paid a commission based on the Tokens sold by such Agent. Because there cannot be any assurance that the Maximum Offering Amount will be sold in this offering or how much of the amount of the securities offered will be sold by any Selling Agents, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell the MMNY Tokens to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase MMNY Tokens is subject to the conditions set forth in the subscription agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the selling agents’ fees, will be approximately $___________ which include legal, accounting and printing costs, various other fees and reimbursement of the placement agents’ expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of any selling agent agreement we may enter into and the subscription agreement. A form of subscription agreement with investors is included as exhibit to the Registration Statement of which this prospectus forms a part. A copy of the selling agent agreement will be included as an exhibit to the Registration Statement if and when available.

The Selling Agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the Placement Agents would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act and applicable Canadian securities laws. These rules and regulations may limit the timing of purchases and sales of our Tokens by the Selling Agents acting as principal. Under these rules and regulations, the Placement Agents:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Other Relationships

Except as disclosed in this prospectus, we have no present arrangements with any Selling Agents for any further services.

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STATE SUITABILITY STANDARDS

California

No securities shall be sold pursuant to this prospectus to residents of the State of California unless such residents have either of (i) a minimum of $65,000 gross income and net worth of $250,000, or (ii) a minimum net worth of $500,000. In either instance, an investor who is resident of the State of California shall not invest more than ten (10%) of their net worth in this offering. Net worth shall be determined exclusive of home, home furnishings and automobiles. Assets included in the computation of net worth may be valued at fair market value.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the Placement Agents that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

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(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or the prior consent of any Placement Agent for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation. Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA). This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us. No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

60

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

This prospectus is not and under no circumstances is to be construed as a prospectus, advertisement or public offering of our common stock or warrants under Canadian securities laws. The securities being registered hereunder have not been and will not be qualified for offer or sale in Canada under applicable Canadian securities laws. The securities being registered hereunder are not being offered and may not be offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

CERTAIN UNITED STATES TAX CONSIDERATIONS

The Company will not obtain a ruling from the Internal Revenue Service with regard to the tax consequences of an investment in the Tokens. Each prospective investor should consult his or her personal counsel, accountant, and other advisers as to the legal, tax, economic and related matters concerning an investment in the Tokens.

Set forth below is a discussion, in summary form, of certain United States federal income tax consequences relating to in investment in MMNY Tokens issued pursuant to this prospectus. This summary does not attempt to present all aspects of the United States federal income tax laws or any state, local or foreign laws that may affect an investment in MMNY Tokens. In particular, foreign investors, financial institutions, insurance companies, tax-exempt entities, investors subject to the alternative minimum tax and other investors of special status must consult with their own professional tax advisors regarding a prospective investment in the Tokens. This summary is by nature general in nature and should not be construed as tax advice to any prospective investor.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), existing,

proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. The following discussion is limited to prospective investors who are “United States Persons” within the meaning of the Code.

Transactions involving Initial Coin Offerings (“ICOs”) and Token transactions, are relatively new and it is more than likely that the IRS will issue guidance, possibly with retroactive effect, impacting the taxation of participants in an ICO and holders of Tokens. Future tax guidance from the IRS (or guidance resulting from future judicial decisions) could negatively impact holders of Tokens.

●	Disposition of Tokens

An investor who sells, exchanges, or otherwise disposes of Tokens for cash or other property (including pursuant to an exchange of such Tokens for other convertible virtual currency) should, pursuant to Internal Revenue Service Notice 2014-21, recognize capital gain or loss in an amount equal to the difference between the fair market value of the property received in exchange for such Tokens and the investor’s adjusted tax basis in the Tokens. This capital gain may be long- term if the investor has held its Tokens for more than one year prior to disposition.

●	Treatment of Conversion of Tokens upon the ICO Failure [to be completed]

EACH INVESTOR SHOULD SEEK, AND MUST DEPEND UPON, THE ADVICE OF HIS OR HER TAX ADVISOR WITH RESPECT TO THEIR INVESTMENT, AND EACH INVESTOR IS RESPONSIBLE FOR THE FEES OF SUCH ADVISOR. NOTHING IN THIS MEMORANDUM IS OR SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE TO AN INVESTOR. INVESTORS SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE (THE “IRS”) MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY THE COMPANY AND THAT CHANGES TO THE INTERNAL REVENUE CODE (THE “CODE”) OR THE REGULATIONS OR RULINGS THEREUNDER OR COURT DECISIONS AFTER THE DATE OF THIS MEMORANDUM MAY CHANGE THE ANTICIPATED TAX TREATMENT TO AN INVESTOR.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH INVESTORS UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF INVESTMENTS IN THE COMPANY; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THE COMPANY HIGHLY RECOMMENDS THAT ALL INVESTORS SEEK INDEPENDENT LEGAL AND TAX ADVICE PRIOR TO PURCHASING MMNY TOKENS IN THIS OFFERING.

61

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The balance sheets of Monster Products, Inc. as of December 31, 2017 and December 31, 2016 and the and the related combined consolidated statements of comprehensive loss, shareholders’/members’ equity (deficit), and cash flows for the years then ended, and the related notes to the combined consolidated financial statements included in this registration statement on Form S-1 have been so included in reliance on the report of Adeptus Partners LLC, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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Financial Statements

Monster, Inc. and Subsidiaries

and Monster, LLC and

Subsidiaries

Combined Consolidated Financial Statements

December 31, 2017 and 2016

63

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Index

December 31, 2017 and 2016

Report of Independent Auditors

To the Board of Directors and Management of

Monster, Inc. and Members of Monster, LLC

We have audited the accompanying combined consolidated financial statements of Monster, Inc. and its subsidiaries and Monster, LLC and its subsidiaries (collectively, the “Company”), which comprise the combined consolidated balance sheets as of December 31, 2017 and 2016, and the related combined consolidated statements of comprehensive loss, shareholders’/members’ equity (deficit), and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

Management’s Responsibility for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion for 2017 and qualified opinion for 2016.

F-1

Basis for Qualified Opinion for 2016

We did not observe the taking of the physical inventories at December 31, 2016 (stated at $19,955,296), since that date was prior to the time we were initially engaged as auditors for the Company. We were unable to obtain sufficient appropriate audit evidence about inventory quantities by other auditing procedures.

Qualified Opinion for 2016

In our opinion, except for the possible effects of the matter discussed in the Basis for Qualified Opinion paragraph, the combined consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Monster, Inc. and its subsidiaries and Monster, LLC and its subsidiaries as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Opinion for 2017

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monster, Inc. and its subsidiaries and Monster, LLC and its subsidiaries as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying combined consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined consolidated financial statements, the Company’s recurring significant operating losses and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The combined consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinions are not modified with respect to this matter.

/s/ Adeptus Partners LLC

New York, New York

March 16, 2018

F-2

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Combined Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016

Assets
Current assets
Cash and cash equivalents	$7,796,202	$8,328,420
Restricted cash	501,225	709,345
Accounts receivable, net	34,327,644	32,024,472
Accounts receivable assigned	2,798,826	8,055,398
Inventories, net	10,627,883	19,955,296
Prepaid expenses and other current assets	12,662,136	8,442,174
Total current assets	68,713,916	77,515,105
Property and equipment, net	1,769,970	2,038,627
Trademarks, net	4,401,950	4,668,391
Related party receivable	1,943,594	2,004,549
Total assets	$76,829,430	$86,226,672
Liabilities and Shareholders’/Members’ Deficit
Current liabilities
Accounts payable	$7,308,756	$17,541,589
Accrued liabilities	70,377,587	66,301,229
Notes payable to shareholders	64,964,680	-
Factoring payable	1,960,540	4,178,840
Total current liabilities	144,611,563	88,021,658
Notes payable to shareholders, non-current	35,557,742	70,285,103
Other liabilities	1,869,591	6,074,450
Total liabilities	182,038,896	164,381,211
Commitments and Contingencies (Note 12)
Shareholders’/members’ equity (deficit)
Common stock; no par value; 5,000,000 shares authorized, 2,295,105 shares issued and 2,078,423 shares outstanding in 2017; 2,295,105 shares issued and 2,120,531 shares outstanding in 2016	30,470	30,470
Additional paid-in capital	73,610,704	73,615,757
Members’ equity	4,121,374	4,121,374
Accumulated deficit	(173,687,638)	(146,944,494)
Accumulated other comprehensive loss	(9,284,376)	(8,977,646)
Total shareholders’/members’ deficit	(105,209,466)	(78,154,539)
Total liabilities and shareholders’/members’ deficit	$76,829,430	$86,226,672

The accompanying notes are an integral part of these combined consolidated financial statements.

F-3

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Combined Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2017 and 2016

	2017	2016

Net sales	$57,486,610	$87,674,317
Cost of sales	35,761,909	61,673,633
Gross profit	21,724,701	26,000,684
Selling, general and administrative expenses	44,197,523	50,164,699
Loss from operations	(22,472,822)	(24,164,015)
Other income (expenses)
Interest expense	(4,208,652)	(3,980,697)
Gain (loss) from foreign currency transactions	1,053,481	(563,060)
Other, net	(1,022,569)	30,418
Loss before income taxes	(26,650,562)	(28,677,354)
Provision for income taxes	92,582	340,388
Net loss	(26,743,144)	(29,017,742)
Other comprehensive loss, net of tax
Foreign currency translation and adjustments	(306,730)	(362,200)
Comprehensive loss	$(27,049,874)	$(29,379,942)

The accompanying notes are an integral part of these combined consolidated financial statements.

F-4

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Combined Consolidated Statements of Shareholders’/Members’ Equity (Deficit)

Years Ended December 31, 2017 and 2016

							Total
	Common Stock		Additional			Accumulated Other	Shareholders’/ Members’
	Number		Paid-in	Members’	Accumulated	Comprehensive	Equity
	of Shares	Amount	Capital	Equity	Deficit	Loss	(Deficit)

Balances at December 31, 2015	2,104,740	$30,470	$73,552,724	$4,097,214	$(117,926,752)	$(8,615,446)	$(48,861,790)
Common stock released from restrictions	26,318	-	-	-	-	-	-
Repurchase of common stock	(10,527)	-	(1,263)	-	-	-	(1,263)
Equity-based compensation expense	-	-	64,296	24,160	-	-	88,456
Comprehensive loss
Net loss	-	-	-	-	(29,017,742)	-	(29,017,742)
Foreign currency translation and adjustments	-	-	-	-	-	(362,200)	(362,200)
Balances at December 31, 2016	2,120,531	30,470	73,615,757	4,121,374	(146,944,494)	(8,977,646)	(78,154,539)
Common stock released from restrictions	-	-	-	-	-	-	-
Repurchase of common stock	(42,108)	-	(5,053)	-	-	-	(5,053)
Equity-based compensation expense	-	-	-	-	-	-	-
Comprehensive loss
Net loss	-	-	-	-	(26,743,144)	-	(26,743,144)
Foreign currency translation and adjustments	-	-	-	-	-	(306,730)	(306,730)
Balances at December 31, 2017	2,078,423	$30,470	$73,610,704	$4,121,374	$(173,687,638)	$(9,284,376)	$(105,209,466)

The accompanying notes are an integral part of these combined consolidated financial statements.

F-5

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Combined Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016

Cash flows from operating activities
Net loss	$(26,743,144)	$(29,017,742)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	1,447,659	1,610,273
Equity-based compensation expense	-	88,456
Loss (gain) on sale of property and equipment	22,817	(143,804)
Accounts receivable allowances and reserves	(10,075,732)	(6,965,750)
Cumulative translation adjustment	(878,028)	(83,616)
Deferred rent obligations	(301,217)	(71,566)
Changes in operating assets and liabilities
Accounts receivable	13,029,132	13,129,444
Inventories	9,327,413	17,824,506
Prepaid expenses and other current assets	(4,219,962)	1,172,740
Accounts payable	(10,232,833)	(5,856,762)
Accrued liabilities	172,716	(6,184,402)
Net cash used in operating activities	(28,451,179)	(14,498,223)
Cash flows from investing activities
Acquisition of property and equipment	(839,815)	(757,921)
Proceeds from sale of property and equipment	1,698	197,500
Acquisition of trademarks	(97,261)	(387,061)
Change in restricted cash	208,120	(180,074)
Collections on notes receivable from related parties	60,955	43,616
Net cash used in investing activities	(666,303)	(1,083,940)
Cash flows from financing activities
Repurchases of common stock	(5,053)	(1,263)
Borrowings under accounts receivable factoring arrangement	17,446,437	37,309,730
Borrowings under notes payable to shareholders	34,542,611	64,514,277
Repayments on bank loan	-	(7,900,000)
Repayments on accounts receivable factoring arrangement	(19,664,737)	(37,408,204)
Repayments on notes payable to shareholders	(4,305,292)	(41,831,597)
Net cash provided by financing activities	28,013,966	14,682,943
Effect of exchange rate changes on cash and cash equivalents	571,298	(278,584)
Net decrease in cash and cash equivalents	(532,218)	(1,177,804)
Cash and cash equivalents
Beginning of year	8,328,420	9,506,224
End of year	$7,796,202	$8,328,420
Supplemental disclosures of cash flow information
Cash paid for
Interest	$30	$40,574
Income taxes	115,626	177,517

The accompanying notes are an integral part of these combined consolidated financial statements.

F-6

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

1.	Nature of Business and Basis of Presentation

Nature of Business

Monster, Inc. and subsidiaries and Monster, LLC and subsidiaries (collectively, the “Company”) manufacture and distribute a variety of headphones and speakers; audio, video, and computer cables; connectors; power products, including surge protectors and power conditioners for computer, audio and video systems; and other consumer electronics accessories for home and commercial use. The Company sells products throughout the world, and has operations based in North America, Asia and Europe. Monster, Inc. (“INC”) is a California Subchapter S Corporation. Monster, LLC (“LLC”) is a Nevada limited liability company.

The LLC is governed by an amended and restated operating agreement (the “Operating Agreement”) between INC, several members and the managing member which sets forth the voting interests and income allocation mechanisms. The Operating Agreement names the majority member as the sole manager, who is also the majority shareholder for INC. According to the Operating Agreement, LLC’s income is allocated; first, in proportion to and to the extent of prior losses; second, to INC to the extent of its preferred returns; and the balance, in proportion to the members’ percentage interests. The LLC’s losses are allocated; first, in proportion and to the extent of, the income allocated to members to the extent and not previously reversed; second, to the members in proportion to, and to the extent of, their respective positive capital account balances remaining after any allocations under first; and the balance, to the members based on their percentage interests.

Basis of Presentation

Monster continues to incur operating losses in 2017 and 2016. At December 31, 2017 and 2016, the Company held $7.8 and $8.3 million in cash and cash equivalents, respectively. Monster has negative working capital as of December 31, 2017 and 2016 of $75.9 million and $10.5 million, respectively. Management has taken several major initiatives to address the operating losses over the past five years as operating losses were reduced from $64.6 million in 2013 to $22.5 million and $24.2 million for years ended 2017 and 2016. Management has taken several actions since 2015 including but not limited to, headcount reductions across all functional areas, negotiating with customers to lower returns and incentives under dealer programs, reducing marketing spend and branding partnerships to refocus on digital and social marketing, outsourcing distribution to a 3PL solution, closing down its manufacturing facility in Tijuana, Mexico, and eliminating unprofitable products and streamlining the product portfolio by reducing SKU count.

Management is continuing several initiatives, including driving sales, new product launches, and additional cost reductions and finding ways to streamline business processes and reassess the business structure. The Company is working on several possibilities of equity source funding with strategic partners and possibly an initial public offering. Management’s plan is to continue to reduce operating losses and attempt to achieve breakeven financial results during 2018 or soon thereafter. Management expects to use cash on hand, borrowings from the Company’s majority shareholder and managing member or equity financing from third parties to achieve its 2018’s operational plan. The goal is to obtain third party financing; however, the majority shareholder will continue to fund the business over the next twelve months in the event external financing is not obtained.

See Report of Independent Auditors

F-7

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying combined consolidated financial statements include the financial statements of INC and LLC, and their wholly owned subsidiaries. INC’s wholly owned subsidiaries comprised of MC California Limited (“MCCL”), Monster Cable International Limited (“MCIL”) and Monster Latino America Limited S DE RL DE CV (“MLAT”). LLC’s wholly owned subsidiaries comprised of MT Nevada Limited (“MTNL”), Monster Technology International Limited (“MTIL”), Monster Europe Limited (“MEL”), Monster Asia Pacific Limited (“MAPL”), Monster China Limited (“MCL”) and Monster Greater China Limited (“MGCL”). All intercompany transactions and balances have been eliminated in combination/consolidation. INC and LLC have been combined for presentation as the companies are under common control.

The Company consolidates a variable interest entity if the Company is the primary beneficiary of the entity. A company is a primary beneficiary if the enterprise has the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance. The Company performs an ongoing assessment of whether an entity is the primary beneficiary.

Use of Estimates

The preparation of the combined consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit and Economic Risk

The Company sells primarily to retailers in the consumer electronics market globally and its products are primarily manufactured in Asia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company establishes reserves for estimated credit losses. The Company does not have any off-balance sheet credit exposure related to its customers. In 2017, no customers accounted for more than 10.0% of gross sales. In 2016, two customers accounted for 21.9% of gross sales. At December 31, 2017, two customers accounted for 23.6% of trade accounts receivable. At December 31, 2016, two customers accounted for 26.8% of trade accounts receivable.

In 2017, the Company purchased 70.8% of its materials inventory from five vendors. In 2016, the Company purchased 51.3% of its materials inventory from four vendors. At December 31, 2017, two vendors accounted for 24.7% of accounts payable. At December 31, 2016, two vendors accounted for 23.1% of accounts payable.

With its foreign operations, the Company enters into transactions in other currencies which are subject to risks associated with foreign currency rate fluctuations. The Company is also affected by the changing consumer preferences within the retail and consumer electronics market and within each geography. However, management believes that its future business endeavors as well as policies and procedures in place to monitor credit, customer concentration, and foreign currency and supply chain risks are adequate.

See Report of Independent Auditors

F-8

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Cash and Cash Equivalents

Cash and cash equivalents include all cash and money market accounts, which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with original maturities, or remaining maturities at the date of purchase, of three months or less. The Company deposits its cash with financial institutions insured by the Federal Deposit Insurance Corporation (FDIC). Amounts in excess of FDIC coverage are not insured.

Restricted Cash

Restricted cash is comprised of amounts reserved in accordance with a certain contractual agreement between the Company and a financial institution as collateral for the Company’s purchasing card program.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on specific identification of uncollectible accounts and the Company’s best estimate based on historical collection experience. The reserves for discounts, returns, rebates and promotional allowances are based on historical experience and estimated commitments.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. Inventories include the cost of materials, labor and manufacturing and acquisition overhead costs. The Company records estimated inventory reserves for quantities in excess of demand, product obsolescence, and defects.

Cost Method Investments

Equity investments without readily determinable fair values and for which we do not have the ability to exercise significant influence are accounted for using the cost method of accounting and classified as other assets on the accompanying combined consolidated balance sheets. Under the cost method, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, certain distributions, and additional investments.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the respective assets, ranging from two to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized over their estimated useful lives or the term of the related lease, whichever is shorter, using the straight-line method. Maintenance and repairs are charged to expenses as incurred. When property and equipment is sold or retired, the assets’ original cost and related accumulated depreciation or amortization is adjusted, and any gain or loss is included in the combined consolidated results of operations.

Patents and Trademarks

Legal costs incurred to obtain patents and trademarks on products are capitalized and amortized using the straight-line method generally over 15 years, the estimated useful lives of the products.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by that asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Management believes that no impairment exists for the Company’s long-lived assets at December 31, 2017 and 2016.

See Report of Independent Auditors

F-9

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Product Warranty

The Company provides warranties on all power products in the period in which the revenue is recognized. The reserve for product warranties is the Company’s best estimate based on historical experience. The Company’s accrued product warranty costs are included in accrued liabilities on the accompanying combined consolidated balance sheets.

Operating Leases

The Company’s operating lease agreements include escalations in the base price of the rent payment. The Company records rent escalations on a straight-line basis over the lease term and records the difference between expense and payment as deferred rent obligations, as included in other liabilities on the accompanying combined consolidated balance sheets.

Income Taxes

INC has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (S-Corporation status) for federal and state income tax purposes. As an S-Corporation, taxable income (loss) passes through to the shareholders; accordingly, the Company has not provided for federal income taxes in the accompanying combined consolidated financial statements. The Company provides for minimum state franchise taxes, where applicable.

LLC is a limited liability company and is treated as a partnership for federal and state income tax purposes. As such, LLC is not subject to taxation; rather, any income tax liability is the responsibility of its members. Accordingly, LLC has not provided for federal or state income taxes in the accompanying combined consolidated financial statements.

The Company files U.S. state and foreign income tax returns in jurisdictions with varying statutes of limitations. The Company is not currently under any examination by the U.S. state or foreign tax authorities. The Company believes it is not subject to examination by state and foreign tax authorities for tax years before 2010. The Company also believes that the amounts of unrecognized tax benefits will not change significantly in 2018.

The Company’s foreign taxable subsidiaries account for income taxes using the assets and liability approach. Accordingly, deferred tax assets and liabilities may arise from the differences between the tax basis of an asset or liability and its basis as reported in the combined consolidated financial statements. Deferred tax amounts are determined by using the local tax rates expected to be in effect when the taxes will actually be paid or refunded, as provided under currently enacted local tax laws. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is comprised of the tax currently payable and refundable for the period, net of the change in deferred tax assets and liabilities during the year.

See Report of Independent Auditors

F-10

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The Company accounts for unrecognized tax benefits using a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that the tax return positions are fully supportable. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate at December 31, 2017 and 2016.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in provision for income taxes. During 2017 and 2016, the Company recognized no such interest and penalties; and the Company had no interest and penalties accrued at December 31, 2017 and 2016.

Foreign Currency Transactions

The Company uses the U.S. dollar as the reporting currency of its foreign operations. The functional currencies of the foreign subsidiaries are their local currencies. Translation adjustments are reflected in the shareholders’/members’ equity section of the combined consolidated balance sheets. All balance sheet accounts have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated into U.S. dollars at month-end exchange rates. Transaction gains or losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are recognized in operations.

Revenue Recognition

Revenue from sales of products is recognized, when persuasive evidence of an arrangement exists, delivery of the product has occurred, the price is fixed or determinable, and collectability is probable. Revenue is shown net of estimated returns, discounts, rebates and promotional allowances totaling $11,150,224 and $21,868,737 in 2017 and 2016, respectively. Other deductions from sales include shipping costs (freight out) totaling $4,099,614 and $5,224,128 in 2017 and 2016, respectively.

Royalty revenue is recognized when a noncancelable agreement is in force, the product has been sold by the counterparty, the royalty is fixed and determinable and collectability is reasonably assured.

Equity-Based Compensation

The Company measures equity-based compensation cost for equity instruments issued to employees from INC and LLC as of the grant date based on the estimated fair value of the award. Equity-based compensation expense is recognized over the employee’s requisite service period (generally the vesting period of the equity grant). The Company has not applied an estimated forfeiture rate to unvested awards when computing stock-based compensation costs due to the insignificant number of historical forfeitures.

The Company measures equity-based compensation cost for equity instruments granted to nonemployees from INC and LLC based on the fair value of the award on the measurement date, which is the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment), or the date at which the counterparty’s performance is completed. Equity-based compensation related to nonemployee awards is re-measured at each reporting period until the awards are vested.

See Report of Independent Auditors

F-11

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

For all grants made, the Company recognizes compensation cost under the straight-line method.

Advertising Costs

Advertising costs are expensed as incurred. These amounts are included in selling, general, and administrative expenses in the accompanying combined consolidated statements of comprehensive loss. Such costs were $461,591 and $747,291 in 2017 and 2016, respectively.

Legal Costs

Legal costs are expensed as incurred. Management also accrues for reasonably estimable legal costs expected to be incurred in defending the Company with respect to loss contingencies.

Comprehensive Income and Loss

Comprehensive income or loss is comprised of net income or loss and foreign currency translation and adjustments as a part of the consolidation of foreign subsidiaries.

Fair Value Measurements

Fair value is defined in GAAP as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The hierarchy for this standard requires an entity to maximize the use of the observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are as follows:

Level 1	Quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

At December 31, 2017 and 2016, the carrying values of the Company’s cash equivalents, accounts receivable, accounts payable, accrued and other liabilities approximate fair value.

See Report of Independent Auditors

F-12

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new standard on revenue recognition. This new standard redefines revenue recognition around the instance of transfer of control, rather than the transfer of risks and rewards, and also provides recognition guidance in instances of variable consideration, licenses and contract costs. This new standard is effective for annual reporting periods beginning after December 31, 2018 for nonpublic entities (January 1, 2019 for the Company), with early adoption permitted subject to certain limitations. The Company is currently evaluating the impact that the adoption of this standard may have on its combined consolidated financial condition and results from operations.

3.	Accounts Receivable

Accounts receivable at December 31 consist of the following:

	2017	2016

Trade accounts receivable	$51,149,647	$64,178,779
Less:
Accounts receivable assigned	(2,798,826)	(8,055,398)
Allowance for doubtful accounts	(7,104,719)	(6,970,429)
Reserve for promotional costs	(2,286,382)	(4,071,935)
Reserve for discounts, returns, rebates and adjustments	(4,632,076)	(13,056,545)
	$34,327,644	$32,024,472

The changes in allowance for doubtful accounts in 2017 and 2016 are as follows:

	2017	2016

Balances at beginning of year	$6,970,429	$7,672,993
Additions	480,953	70,467
Write-offs, net of recoveries	(346,663)	(773,031)
Balances at end of year	$7,104,719	$6,970,429

4.	Inventories

Inventories at December 31 consist of the following:

	2017	2016

Finished goods	$18,600,913	$29,156,206
Raw materials	779,499	1,286,759
	19,380,412	30,442,965
Less: Reserves for excess and obsolete inventory	(8,752,529)	(10,487,669)
	$10,627,883	$19,955,296

See Report of Independent Auditors

F-13

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

5.	Property and Equipment

Property and equipment at December 31 consist of the following:

	2017	2016

Computer equipment and software	$17,766,075	$17,723,728
Machinery and manufacturing equipment	6,157,177	5,420,468
Leasehold improvements	2,213,452	6,108,773
Automobiles	2,606,377	2,606,377
Furniture and office equipment	1,728,741	1,740,773
Audio/visual equipment	1,187,877	1,187,754
Trade show, test and demonstration equipment	1,312,140	1,311,946
	32,971,839	36,099,819
Less: Accumulated depreciation and amortization	(31,201,869)	(34,061,192)
	$1,769,970	$2,038,627

Depreciation and amortization expense related to property and equipment in 2017 and 2016 amounted to $1,083,957 and $1,283,942, respectively.

6.    Trademarks

Trademarks at December 31 consist of the following:

	2017	2016

Trademarks	$5,892,566	$5,524,274
Less: Accumulated amortization	(1,725,858)	(1,362,156)
	4,166,708	4,162,118
Add: Capitalized application costs	235,242	506,273
	$4,401,950	$4,668,391

Amortization expense related to these intangible assets in 2017 and 2016 amounted to $363,702 and $326,331, respectively. Based on the current amount of intangibles subject to amortization, estimated amortization expense for each of the succeeding five years is approximately $370,000.

See Report of Independent Auditors

F-14

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

7.    Accrued Liabilities

Accrued liabilities at December 31 consist of the following:

	2017	2016

Accrued payable for vendor agreement	$44,355,472	$43,385,928
Accrued interest payable - shareholders	10,629,388	1,661,943
Inventory/services received but not invoiced	8,420,971	8,700,806
Accrued compensation and benefits	1,889,190	1,928,380
Accrued inventory in transit	1,146,641	676,076
Accrued royalties payable	1,105,590	4,148,234
Accrued product warranty costs	877,003	849,000
Other	1,953,332	4,950,862
	$70,377,587	$66,301,229

8.    Accounts Receivable Factoring

In December 2015, the Company entered into an accounts receivable factoring agreement (the “Factoring Agreement”) with a third-party financial institution (the “Factor”). The Factoring Agreement allows for up to $20 million in advances, which are collateralized by assigned eligible accounts receivable and are subject to funds usage, discount, and other fees, as well as service charges. The Factoring Agreement has a scheduled term of one year and is subject to automatic annual extension unless written notice of intention to terminate is obtained from the Company prior to the anniversary of the Agreement. The current Factoring Agreement has been extended through December 2018. The Company has continuing involvement with the assigned accounts receivable as it services the receivables and is required to repurchase any assigned accounts receivable that have been deemed uncollectible, that are in dispute, meet other criteria pursuant to the Factoring Agreement, or upon the occurrence of an event of default, as defined in the Factoring Agreement. At December 31, 2017, assigned accounts receivable amounted to $2.8 million. At December 31, 2016, assigned accounts receivable amounted to $8.1 million. Assigned accounts receivable amounts have been included in accounts receivable assigned in the combined consolidated balance sheet. Outstanding fees and advances owed to the Factor at December 31, 2017 amounted to $2.0 million. Outstanding fees and advances owed to the Factor at December 31, 2016 amounted to $4.2 million. Outstanding fees and advances owed to the Factor have been included in factoring payable in the combined consolidated balance sheet. Fees and charges under the Factoring Agreement were $0.4 and $0.8 million in 2017 and 2016, respectively, and have been included in interest expense in the combined consolidated statement of comprehensive loss.

9.    Equity-Based Compensation Plans

In August 2010, the Company’s Boards of Directors and Members (collectively, the Boards) adopted and approved the Monster Cable Products 2010 Nonvoting Restricted Stock Plan, (the “INC Plan”) and the Monster, LLC 2010 Nonvoting Restricted Unit Plan (the “LLC Plan”), which will both continue for a term of ten years. The INC Plan and the LLC Plan provide for the granting of restricted equity awards to select employees of the Company. The maximum aggregate number of nonvoting shares under the INC Plan and nonvoting units under the LLC Plan which may be granted are 364,708 shares and 387,791 units, respectively. At December 31, 2017, there were 159,962 shares and 172,343 units available for grant under the INC Plan and the LLC Plan, respectively. At December 31, 2016, there were 159,962 shares and 172,343 units available for grant under the INC Plan and the LLC Plan, respectively.

See Report of Independent Auditors

F-15

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

In August 2010, the Boards adopted and approved the Monster Cable Products Management Succession Restricted Stock Plan (the “INC Succession Plan”) and the Monster, LLC Management Succession Restricted Unit Plan (the “LLC Succession Plan”), which will both, respectively, continue until terminated by the INC’s Board of Directors or the LLC Manager. The INC Succession Plan and LLC Succession Plan provide for the granting of restricted equity awards to select employees of the Company. The maximum aggregate number of voting shares under the INC Succession Plan and voting units under the LLC Succession Plan which may be granted are 185,715 shares and 185,715 units, respectively. The maximum aggregate number of nonvoting shares under the INC Succession Plan and nonvoting units under the LLC Succession Plan which may be granted are 210,530 shares and 210,530 units, respectively. At December 31, 2017 and 2016, no grants have been made under the INC Succession Plan and LLC Succession Plan.

A summary of the status of the shares and units granted under the INC Plan, LLC Plan, INC Succession Plan and LLC Succession Plan (collectively, the “Equity Compensation Plans”) as of December 31, 2017 and 2016 is presented below:

	INC Share	INC Share	Total INC	LLC Unit	LLC Unit	Total LLC
	Vested	Nonvested	Shares	Vested	Nonvested	Units

December 31, 2015	141,584	26,318	167,902	141,761	36,843	178,604
Grants	-	-	-	-	-	-
Vesting	26,318	(26,318)	-	36,843	(36,843)	-
Forfeitures	-	-	-			-
December 31, 2016	167,902	-	167,902	178,604	-	178,604
Grants	-	-	-	-	-	-
Vesting	-	-	-	-	-	-
Forfeitures	-	-	-	-	-	-
December 31, 2017	167,902	-	167,902	178,604	-	178,604

The Company’s total compensation expense for equity-based awards under the Equity Compensation Plans was zero in 2017 and totaled $88,456 in 2016. As of December 31, 2017, there was no nonvested equity-based compensation arrangements granted to employees.

Equity-Based Awards to Employees

The vesting period for the employee awards is five years, with 25% of the shares and units vesting on the date two years after the grant date and 25% every year thereafter until fully vested. The Boards considers the work performed by independent valuation specialist to determine the fair value of its stock and unit granted to employees at grant date. There were no forfeitures or repurchases of these restricted shares and units in 2017 or 2016.

See Report of Independent Auditors

F-16

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

10.  Employee Benefit Plan

The Company has a defined contribution 401(k) retirement plan covering all full-time and hourly employees who meet certain minimum service requirements. Employee contributions are determined primarily as a percentage of each participating employee’s eligible compensation and subject to statutory limits. The Company matches 50% of the participating employees’ contribution up to 6% of their eligible compensation. The 401(k) plan expense in 2017 and 2016 was $188,022 and $219,119, respectively.

11.  Related Party Transactions

Related Party Receivable

At December 31, 2017 and 2016, the Company had a loan receivable in the amount of $1,943,594 and $2,004,549, respectively, from a relative of the majority shareholder. This loan does not bear interest or have a maturity date.

Related Party Notes Payable

At December 31, 2017, the Company had uncollateralized notes payable to shareholders totaling $100,522,422. At December 31, 2017, accrued interest on these notes amounted to $10,667,159, of which $10,629,388 was included in accrued liabilities and $37,771 was included in other liabilities. At December 31, 2016, the Company had uncollateralized notes payable to shareholders totaling $70,285,103. At December 31, 2016, accrued interest on these notes amounted to $7,439,954, of which $1,661,943 was included in accrued liabilities and $5,778,011 was included in other liabilities. These notes payable bear interest at between 4.00% to 6.00% per annum, and mature between February 28, 2018 and April 30, 2020. Interest expense under notes payable to shareholders was $3,688,806 and $3,073,041 in 2017 and 2016, respectively.

12.   Commitments and Contingencies

Operating Leases

The Company is obligated under noncancelable operating lease agreements for its corporate headquarters, manufacturing facility, distribution center and certain equipment. Certain lease agreements provide for minimum base annual rentals adjusted for consumer price index fluctuations. The Company is also required to pay for property taxes and insurance on real estate leases. Total rent expense in 2017 and 2016 was $1,569,987 and $2,636,652, respectively.

The future minimum operating lease payments under these noncancelable operating lease agreements are as follows:

Years Ending December 31,
2018	$766,918
2019	490,861
2020	505,587
2021	520,754
2022	314,875
$2,598,995

See Report of Independent Auditors

F-17

Monster, Inc. and Subsidiaries and

Monster, LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Contingencies

The Company had a license agreement (the “License Agreement”) with a consumer electronics company (the “Licensor” or “Vendor”) to sell headphone products under the Licensor’s trade name and pay related royalties. The License Agreement was terminated on June 30, 2012.

As a result of the termination of the License Agreement, the Company and Licensor simultaneously entered into several other agreements effective July 1, 2012 (collectively, the “Vendor Agreements”) to wind down their business relationship.

Under the Vendor Agreements, the parties have agreed to settle related receivables and payables based on a final reconciliation report for contract compliance by an independent accounting firm mutually appointed by the Company and Vendor. The Company believes that it has accurately recorded the related receivables and payables within the combined consolidated balance sheets based on its interpretation of the Vendor Agreements. Differences could be identified between the related receivables and payables balances recorded by the Company and those amounts determined by the final reconciliation report or based on subsequent negotiation with the Vendor.

In January 2015, the Company and its majority shareholder and managing member brought a complaint (the “Complaint”) against the Vendor, as well as the Vendor’s current and former owners and managers, seeking damages relating to numerous actions, including several relating to the License Agreement and Vendor Agreements. In August 2016, the court granted the Vendor’s Motion for Summary Judgment. In January 2016, the Vendor filed a cross-complaint (the “Cross-Complaint”) against the Company and its majority shareholder and managing members alleging certain breaches relating to the Vendor Agreements and seeking damages for attorneys’ fees and costs incurred in responding to the Complaint. As of March 15, 2018, no accrual has been provided for this matter as management intends to vigorously defend these allegations and believes that the likelihood of an unfavorable outcome to the Cross-Complaint is neither probable nor estimable at this time.

On January 16, 2018 Monster and Noel Lee posted a bond on the Complaint and have filed an appeal of the judgement. On January 30, 2018 a judgement was issued against Monster and Noel Lee on the Cross-Complaint. On March 6, 2018 Monster and Noel Lee filed an appeal of the judgement. Given the fact that both cases are related, Monster and Noel Lee will petition to consolidate the cases for appeal.

The Company is subject to various other legal actions and claims arising in the ordinary course of business. Management believes the outcome of these matters will not have a material adverse impact on its combined consolidated financial position, results of operations or cash flows.

13.  Subsequent Events

The Company is a defendant in a class action lawsuit regarding the Company’s HDMI cables. The complaint alleges that the Company misrepresented certain facts regarding the minimum bandwidth required to operate certain 1080p and 4k video components. Plaintiffs brought claims alleging violation of Illinois and California consumer protection statues. The California case was stayed, and the case proceeded in Illinois. Based on the issues and submissions of the parties, the Company received preliminary approval of a settlement by the court on March 5, 2018. The proposed settlement includes $300K paid to the Plaintiff’s attorney in August of 2018, opening a claims resource whereby individuals can process claims based on cable type for replacement or discounts or payments of $20, $15 and $10 depending on the cable. The estimate for this portion based on cable sales would be approximately $175K.

See Report of Independent Auditors

F-18

Up to 300,000,000 MMNY Tokens and

75,000,000 Shares of Common Stock

PROSPECTUS

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses (other than placement agent fees) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount
SEC registration fee		$37,350.00
Accounting fees and expenses
Legal fees and expenses
Transfer agent’s fees and expenses
Printing and related fees
Miscellaneous
Total	$

Item 14. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

On April 12, 2018, the Company issued an aggregate of 10,007,981 shares of Series A Convertible Preferred Stock to NL Finance Co, LLC and Noel Lee Living Trust dated November 28, 1998, two noteholders under common control of Mr. Noel Lee in exchange for the conversion of approximately $92,573,824 of the notes owed by Monster, LLC to the two noteholders. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months after April 12, 2018 (the “Issuance Date”) and when convertible, may be converted to common stock of the Company in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock . The securities described herein shall be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption afforded by section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial statement schedule.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

II-2

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, California on May 25, 2018.

Monster Products, Inc.

By:	/s/ Noel Lee
Name:	Noel Lee
Title:	CEO and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	/s/ Noel Lee	May 25, 2018
Name:	Noel Lee
Title:	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Date

	/s/ Fereidoun Khalilian	May 25, 2018
Name:	Fereidoun Khalilian	Date
Title:	President, Chief Operating Officer and Director

	/s/ Art Hamilton	May 25, 2018
Name:	Art Hamilton	Date
Title:	Interim Chief Financial Officer and Controller (Principal Financial and Accounting Officer)

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EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Exchange Agreement, dated February 13, 2018, among the Company, Monster, LLC, and Monster, Inc. (1)
3.1	Amended and Restated Articles of incorporation of Monster Products, Inc. (2)
3.2	Bylaws of Atlantic Acquisition Inc. (3)
4.1	Certificate of designation of Series A Convertible Preferred Stock (1)
5.1	Opinion of Sichenzia Ross Ference Kesner LLP *
10.1	Office lease of Monster’s office in South San Francisco and its amendment (1)
10.2	Convertible Note Exchange Agreement dated April 12, 2018 (1)
10.3	Form of Subscription Agreement*
21.1	List of subsidiaries of Monster Products, Inc. (1)
23.1	Consent of Adeptus Partners LLC
23.2	Consent of Sichenzia Ross Ference Kesner LLP (included in Exhibit 5.1)*
99.1	Pro forma financial information (1)

(1)	Incorporated by reference to the Company’s Current Report on Form 8-k filed with the Securities and Exchange Commission on April 16, 2018.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-k filed with the Securities and Exchange Commission on May 8, 2018.
(3)	Incorporated by reference to the Company’s Form S-1 filed with the Securities and Exchange Commission on May 27, 2016.

*	To be filed by amendment.

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